                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the Registrant [X]

    Filed by a Party other than the Registrant [ ]

    Check the appropriate box:

    [ ] Preliminary Proxy Statement    [ ] Confidential, For Use of the
                                           Commission Only (as Permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          WOLVERINE WORLD WIDE, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in its Charter)



-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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

                                [WOLVERINE LOGO]
                           WOLVERINE WORLD WIDE, INC.
                           9341 COURTLAND DRIVE, N.E.
                            ROCKFORD, MICHIGAN 49351

                            NOTICE OF ANNUAL MEETING

To our Stockholders:

     The annual meeting of stockholders of Wolverine World Wide, Inc. will be held at the Company's headquarters located at 9341 Courtland Drive, N.E., Rockford, Michigan, on Friday, April 23, 1999, at 10 a.m. local time, for the following purposes:

     (1) Election of 4 directors for 3-year terms expiring in 2002.

     (2) Approval of the Stock Incentive Plan of 1999.

     (3) Ratification of the Board of Directors' appointment of Ernst & Young LLP as independent auditors for the current fiscal year.

     (4) Transaction of such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 1, 1999, are entitled to notice of and to vote at the meeting and any adjournment of the meeting. A list of stockholders entitled to receive notice of and vote at the annual meeting of stockholders will be available for examination by Company stockholders at the office of Blake W. Krueger, Executive Vice President, General Counsel and Secretary of the Company, located at 9341 Courtland Drive, N.E., Rockford, Michigan, during ordinary business hours for the 10-day period before the meeting.

     A copy of the Annual Report to Stockholders for the year ended January 2, 1999, is enclosed with this Notice. The following Proxy Statement and enclosed proxy are being furnished to stockholders on and after March 22, 1999.

                                          By Order of the Board of Directors
                                          Blake W. Krueger
                                          Blake W. Krueger, Executive Vice
                                          President,
                                          General Counsel and Secretary
March 22, 1999
--------------------------------------------------------------------------------

        YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING,
           PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.
--------------------------------------------------------------------------------

                           WOLVERINE WORLD WIDE, INC.
                           9341 COURTLAND DRIVE, N.E.
                            ROCKFORD, MICHIGAN 49351

                         ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 23, 1999

                                PROXY STATEMENT

     This Proxy Statement and the enclosed proxy are being furnished on and after March 22, 1999, to holders of Common Stock, $1.00 par value, of Wolverine World Wide, Inc. ("Wolverine" or the "Company") in connection with the solicitation by the Wolverine Board of Directors of proxies for use at the annual meeting of stockholders to be held on April 23, 1999, and any adjournment of that meeting. The annual meeting will be held at the Company's headquarters located at 9341 Courtland Drive, N.E., Rockford, Michigan, at 10 a.m. local time.

     The purpose of the annual meeting is to consider and vote upon: (i) the election of 4 directors for 3-year terms expiring in 2002; (ii) approval of the Stock Incentive Plan of 1999; and (iii) ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for its current fiscal year. If a proxy in the enclosed form is properly signed and returned to Wolverine, the shares represented by the proxy will be voted at the annual meeting and any adjournment of that meeting. If a stockholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees named in this Proxy Statement, for approval of the Stock Incentive Plan of 1999, for ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for its current fiscal year and in accordance with the judgment of the persons named as proxies with respect to any other matter that may come before the meeting or any adjournment of the meeting. For purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, all shares for which a proxy or vote is received, including abstentions and shares represented by a broker vote on any matter, will be counted as present and represented at the meeting.

     A proxy may be revoked at any time before it is exercised by written notice delivered to the Secretary of the Company or by attending and voting at the annual meeting.

                             ELECTION OF DIRECTORS

     In accordance with the recommendation of the Governance Committee, the Board of Directors has nominated the following 4 nominees for election as directors for 3-year terms expiring at the 2002 annual meeting:

                               Daniel T. Carroll
                                Donald V. Fites
                              Phillip D. Matthews
                                Paul D. Schrage

     A plurality of the shares present in person or represented by proxy and entitled to vote on the election of directors is required to elect directors. For purposes of counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will not be counted as shares voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

     All of the nominees are presently directors of the Company whose terms will expire at the annual meeting. The proposed nominees are willing to be elected and to serve. If a nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Wolverine Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the substitute nominee designated by the Board of Directors. If a substitute nominee is not selected, all proxies will be voted for the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named above.

                  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU
                 VOTE FOR ELECTION OF ALL NOMINEES AS DIRECTORS

                                APPROVAL OF THE
                          STOCK INCENTIVE PLAN OF 1999

     The Board of Directors firmly believes that the Company's long-term interests are best advanced by aligning the interests of its key employees with the interests of its stockholders. Therefore, to attract, retain and motivate officers and key management employees of exceptional abilities, and in recognition of the significant and extraordinary contributions to the long-term performance and growth of the Company and its subsidiaries made by these individuals, on February 24, 1999, the Board of Directors adopted, subject to stockholder approval, the Stock Incentive Plan of 1999 (the "Plan"). The Plan is intended to supplement and continue the compensation policy and practice of other stock incentive plans of the Company, which have been utilized by the Company for these purposes for several decades, including the 1997 Stock Incentive Plan (the "1997 Plan"), the 1995 Stock Incentive Plan (the "1995 Plan"), and the 1993 Stock Incentive Plan (the "1993 Plan") (collectively the "Current Plans"). Because the Current Plans have limited authorized shares remaining for future awards and stock options (approximately 13,360 shares in total), the Board of Directors believes that adoption of the Plan is now advisable to make additional shares available for awards and stock options.

     Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), limits to $1,000,000 the annual income tax deduction that may be claimed by a publicly held corporation for compensation paid to its chief executive officer and to the 4 most highly compensated officers other than the chief executive officer. Qualified "performance-based" compensation is exempt from the $1,000,000 limit and may be deducted even if other compensation exceeds $1,000,000. The proposed Plan is intended to provide performance-based compensation under Section 162(m) to permit compensation associated with stock options awarded under the Plan to be tax deductible to the Company while allowing, as nearly as practicable, the continuation of the Company's preexisting practices with respect to the award of stock options. As required by the regulations issued under Section 162(m), no participant in the Plan may be granted, with respect to any calendar year, awards representing more than 25% of the total number of shares of Common Stock available for awards under the Plan.

     The Plan is intended to grant Incentive Stock Options (defined below) and restricted stock consistent with the past practice of the Company. Most of the options granted under the Current Plans have been Incentive Stock Options within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with an exercise price equal to the market price of the stock on the date of the grant. However, the Plan would also permit the grant of other forms of long-term incentive compensation if determined to be desirable to advance the purposes of the Plan. These other forms of long-term incentive compensation include tax benefit rights and stock awards (together with stock options and restricted stock, collectively referred to as "Incentive Awards"). By combining in a single plan many types of incentives commonly used in long-term incentive compensation programs, the Plan is intended to provide significant flexibility for the Company to design specific long-term incentives to best promote Plan objectives and in turn promote the interests of the Company's stockholders.

     The following is a summary of the principal features of the Plan and is qualified in its entirety by reference to the terms of the Plan attached as Appendix A to this Proxy Statement.

     Subject to certain antidilution adjustments, the total number of shares of Common Stock available for Incentive Awards under the Plan would be 2,000,000 shares of the Company's Common Stock, $1.00 par value ("Common Stock"). Persons eligible to receive Incentive Awards under the Plan (with certain limitations discussed below) include corporate executive officers (currently 11 persons) and other officers and key employees (currently approximately 225 persons) of the Company and its subsidiaries in consideration of their abilities to contribute to increased stockholder value. Additional individuals may become executive officers, officers or key employees in the future and could participate in the Plan. Executive officers, officers and key employees of the Company and its subsidiaries may be considered to have an interest in the Plan because they may receive Incentive Awards under the Plan. The benefits payable under the Plan are presently not determinable and the benefits that would have been payable had the Plan been in effect during the most recent fiscal year are similarly not determinable. The Plan would not be qualified under Section 401(a) of the Code and would not be subject to the Employee Retirement Income Security Act of 1974.

     The Plan would be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee would determine, subject to the terms of the Plan, the persons to receive Incentive Awards, the amount of Incentive Awards to be granted to each person (subject to the limit specified in the Plan), the time of each grant, the terms and duration of each grant and all other determinations necessary or advisable for administration of the Plan. No participant may be granted, during any calendar year, Incentive Awards representing more than 25% of the total number of shares of Common Stock available for Incentive Awards under the Plan, subject to certain antidilution adjustments. The Committee could amend the terms of Incentive Awards granted under the Plan from time to time in a manner consistent with the Plan.

     The principal stock option features of the Plan permit the Company to grant participants options to purchase shares of Common Stock at stated prices for specified periods of time. Certain stock options that could be granted to employees under the Plan may qualify as Incentive Stock Options as defined in
Section 422 of the Code ("Incentive Stock Options"). The Company has traditionally granted Incentive Stock Options to its officers and key employees as the primary form of long-term, equity-based incentive compensation. Other stock options would not be Incentive Stock Options within the meaning of the Code ("Nonqualified Options"). Stock options could be granted at any time prior to the termination of the Plan according to its terms or termination of the Plan by action of the Committee or the Board of Directors. The Committee could award options for any amount of consideration, or no consideration, as determined by the Committee.

     The Committee would establish the terms of individual stock option grants in stock option agreements. The stock option agreements would contain terms, conditions and restrictions consistent with the provisions of the Plan that the Committee determines to be appropriate. These restrictions could include vesting requirements to encourage long-term ownership of shares. Incentive Stock Options granted by the Committee under the Current Plans generally vest in 4 installments over a 3-year period subject to, among other things, the participant's continued employment with the Company or the applicable subsidiary. The terms could also provide for automatic regrants of options for a small group of senior managers with respect to shares surrendered to the Company in connection with the exercise of an outstanding stock option or payment of taxes in connection with the vesting of restricted stock or the exercise of a stock option. The exercise price per share would be determined by the Committee and would be a price equal to or greater than the par value of Common Stock ($1.00 per share) on the date of grant. The Committee does not presently intend to grant any options at an exercise price less than the market value of Common Stock on the date of grant. The exercise prices of Incentive Stock Options must be at least equal to the market value of Common Stock on the date of grant. No Incentive Award could be repriced, replaced, regranted through cancellation or modified without stockholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price of then outstanding Incentive Awards to the same participants. On March 3, 1999, the closing price of Common Stock on the New York Stock Exchange was $9.625 per share. When exercising all or a portion of a stock option, a participant could pay the exercise price with cash or, if permitted by the Committee, shares of Common Stock or other consideration substantially equal to cash. If shares of Common Stock are used to pay the exercise price and the Committee permits, a participant could use the value of shares received upon exercise for further exercises in a single transaction. The Committee could also authorize payment of all or a portion of the exercise price in the form of a promissory note or installments on terms approved by the Committee. The Board of Directors could restrict or suspend the power of the Committee to permit such loans and could require that adequate security be provided.

     Although the term of each stock option would be determined by the Committee, no stock option would be exercisable under the Plan after the expiration of 10 years from the date it was granted. Stock options generally would be exercisable for limited periods of time in the event a stock option holder dies, becomes disabled or is terminated without cause. If a stock option holder is terminated for cause, the stock option holder would forfeit all rights to exercise any outstanding stock options unless the Committee determines otherwise. If a stock option holder retires after age 60 or upon any other age determined by the Committee, the option holder could exercise options for the remainder of the terms of the options unless the terms of the option agreement or grant provide otherwise. Stock options granted to participants under the Plan generally could not be transferred except by will or by the laws of descent and distribution, unless transfer is permitted by the terms of the grant or the applicable stock option agreement.

     For federal income tax purposes, the participant would not recognize income and the Company would not receive a deduction at the time an Incentive Stock Option is granted. A participant exercising an Incentive Stock Option would not recognize income at the time of exercise. The difference between the market value and the exercise price would, however, be a tax preference item for purposes of calculating alternative minimum tax. Upon sale of the stock, as long as the participant held the stock for at least 1 year after exercise of the stock option and at least 2 years after the grant of the stock option, the participant's basis would equal the exercise price and the participant would pay tax on the difference between the sale proceeds and the exercise price as capital gain. The Company would receive no deduction for federal income tax purposes. If, before the expiration of either of the above holding periods, the participant sold shares acquired under an Incentive Stock Option, the tax deferral would be lost and the participant generally would recognize taxable compensation income equal to the difference between the exercise price and the fair market value of the stock at the time of exercise. The Company would then receive a corresponding deduction for federal income tax purposes. Additional gains, if any, recognized by the participant would result in the recognition of short- or long-term capital gain.

     Federal income tax laws provide different rules for Nonqualified Options. Under current federal income tax laws, a participant would not recognize any income and the Company would not receive a deduction at the time a Nonqualified Option is granted. If a Nonqualified Option is exercised, the participant would recognize compensation income in the year of exercise equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. The Company would receive a corresponding deduction for federal income tax purposes. The participant's tax basis in the shares acquired would be increased over the exercise price by the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short- or long-term capital gain or loss.

     In addition to the authority to grant stock options under the Plan, the Committee could also grant tax benefit rights, subject to such terms and conditions as the Committee determines to be appropriate. Although permitted by the Current Plans, the Company has never granted any such rights and presently has no intention to do so. A tax benefit right is a cash payment to a participant upon exercise of a stock option. The amount of the payment would not exceed the amount determined by multiplying the ordinary income realized by the participant (and deductible by the Company) upon exercise of a Nonqualified Option, or upon a disqualifying disposition of an Incentive Stock Option, by the maximum federal income tax rate (including any surtax or similar charge or assessment) for corporations plus the applicable state and local tax imposed on the exercise of the stock option or disqualifying disposition. Unless the Committee provides otherwise, the net amount of a tax benefit right, subject to withholding, could be used to pay a portion of the exercise price. Tax benefit rights could be issued under the Plan with respect to stock options granted not only under the Plan but also with respect to existing or future stock options awarded under any other plan of the Company that has been approved by the stockholders as of the date of the Plan.

     The Plan also permits the Committee to make stock awards. A stock award of the Company's Common Stock would be subject to terms and conditions set by the Committee at the time of the award. Stock award recipients would generally have all voting, dividend, liquidation and other rights with respect to awarded shares of Common Stock. However, the Committee could impose restrictions on the assignment or transfer of Common Stock awarded under a stock award. The Company has previously granted stock awards for minimal numbers of shares to a limited number of persons in connection with short-term programs targeted at specific locations or profit centers as rewards for achieving preestablished sales or similar goals. The Company presently expects any future stock awards would be for similar numbers of shares and purposes.

     Finally, the Plan permits the Committee to award restricted stock, subject to terms and conditions set by the Committee. As with stock option grants, the Committee would establish the terms of individual awards of restricted stock in restricted stock agreements. Restricted stock granted by the Committee, other than stock associated with payouts under the Company's Executive Long-Term Incentive Plan, generally vests in 3 installments over a 5-year period, with 25% of the shares subject to an award vesting on the third anniversary of the date of the award, 25% of the shares vesting on the fourth anniversary and the remaining shares vesting on the fifth anniversary. Restricted stock awarded in connection with the Executive Long-Term Incentive Plan (approved by the stockholders in 1997) generally vests in 3 equal installments over a 3-year period on each anniversary of the date of grant. Unless the Committee provides otherwise in a restricted stock agreement, if a participant's employment is terminated during the restricted period for any reason other than death, disability or retirement (as defined in the Plan), the participant's restricted stock would be entirely forfeited. If the participant's employment terminates during the restricted period by reason of death, disability or retirement, the restrictions on the participant's shares would terminate automatically with respect to that number of shares (rounded to the nearest whole number) equal to the total number of shares of restricted stock awarded to the participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the restricted period. All remaining shares would be forfeited and returned to the Company, unless the Committee provides otherwise. The Company has previously granted restricted stock awards pursuant to the Current Plans.

     Without Committee authorization, a recipient of restricted stock would not be allowed to sell, exchange, transfer, pledge, assign or otherwise dispose of the stock other than to the Company or by will or the laws of descent and distribution. In addition, the Committee could impose other restrictions on shares of restricted stock. Holders of restricted stock would enjoy all other rights of a stockholder with respect to restricted stock, including the right to vote restricted shares at stockholders' meetings and the right to receive all dividends paid with respect to shares of Common Stock. Any securities received by a holder of restricted stock pursuant to a stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares would be subject to the same terms, conditions and restrictions that are applicable to the restricted stock for which the shares are received.

     Generally, a participant would not recognize income upon the award of restricted stock. However, a participant would be required to recognize compensation income on the value of restricted stock at the time the restricted stock vests (when the restrictions lapse). At the time the participant recognizes compensation income, the Company would be entitled to a corresponding deduction for federal income tax purposes. If restricted stock is forfeited by a participant, the participant would not recognize income and the Company would not receive a deduction. Prior to the lapse of restrictions, dividends paid on restricted stock would be reported as compensation income to the participant and the Company would receive a corresponding deduction.

     A participant could, within 30 days after the date of an award of restricted stock, elect to report compensation income for the tax year in which the award of restricted stock occurs. If the participant makes such an election, the amount of compensation income would be the value of the restricted stock at the time of the award. Any later appreciation in the value of the restricted stock would be treated as capital gain and realized only upon the sale of the restricted stock. Dividends received after such an election would be taxable as dividends and not treated as additional compensation income. If, however, restricted stock is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount earlier taken into income. Upon the sale of restricted stock, a participant would realize capital gain (or loss) in the amount of the difference between the sale price and the value of the stock previously reported by the participant as compensation income.

     Compensation associated with awards of restricted stock under the Plan not associated with payouts under the Executive Long- Term Incentive Plan would not, based upon the Company's past practices, qualify as performance-based compensation for purposes of Section 162(m) and would be subject to the $1,000,000 deductibility limit. The Company believes that awards of restricted stock in connection with the Executive Long-Term Incentive Plan would constitute performance-based compensation and would be exempt from the $1,000,000 deductibility limit imposed by Section 162(m).

     Upon the occurrence of a "change in control" of the Company (as defined in the Plan), all outstanding stock options would become immediately exercisable in full and would remain exercisable in accordance with their terms and all other outstanding Incentive Awards under the Plan would immediately become fully vested and nonforfeitable. In addition, the Committee, without the consent of any affected participant, could determine that some or all participants holding outstanding stock options would receive cash in an amount equal to the greater of the excess over the exercise price per share of each stock option of: (i) the highest sale price of the shares on the New York Stock Exchange immediately before the effective date of the change in control; or (ii) the price per share actually paid in connection with any change in control of the Company.

     If Incentive Awards are made under the Plan, the Company could withhold from any cash otherwise payable to a participant or require a participant to remit to the Company an amount sufficient to satisfy federal, state, local and foreign withholding taxes. Tax withholding obligations could be satisfied by withholding Common Stock to be received upon exercise of an option or the vesting of restricted stock or by delivery to the Company of previously owned shares of Common Stock.

     The Board of Directors, on the recommendation of the Committee, could terminate the Plan at any time and could from time to time amend the Plan as it considers proper and in the best interests of the Company, provided that no amendment could impair any outstanding Incentive Award without the consent of the participant except according to the terms of the Plan or Incentive Award. No termination, amendment or modification could become effective with respect to any Incentive Award outstanding under the Plan without the prior written consent of the participant holding the award unless the amendment or modification operated to the benefit of the participant. Subject to stockholder approval, the Plan would take effect on April 23, 1999, and, unless terminated earlier by the Board of Directors, no awards could be made under the Plan after April 23, 2009.

     The Company intends to register shares covered by the Plan under the Securities Act of 1933 before any Incentive Award could be exercised.

     A simple vote of the stockholders holding a majority of the shares present in person or represented by proxy and entitled to vote on this proposal is required to approve the Plan. For purposes of counting votes on this proposal, abstentions will be counted as voted against the proposal. Broker non-votes will not be counted as voted on the proposal, and the number of shares of which a majority is required will be reduced by the number of shares not voted. The New York Stock Exchange has advised the Company that this proposal is considered a routine matter. Therefore, shares of Common Stock held by New York Stock Exchange member organizations, or their nominees, may be voted without specific instructions from the beneficial owners of such shares. If the Plan is not approved by the stockholders, no Incentive Awards will be made under the Plan to the Chief Executive Officer or any of the 4 most highly compensated executive officers (other than the Chief Executive Officer).

                  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU
             VOTE FOR APPROVAL OF THE STOCK INCENTIVE PLAN OF 1999

                               VOTING SECURITIES

     Holders of record of Common Stock at the close of business on March 1, 1999, will be entitled to notice of and to vote at the annual meeting and any adjournment of the meeting. As of March 1, 1999, there were 41,002,243 shares of Common Stock outstanding (excluding 3,053,058 shares of treasury stock), each having 1 vote on each matter presented for stockholder action. Shares cannot be voted unless the stockholder is present at the meeting or represented by proxy.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth information as to each entity known to the Company to have been the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock as of March 1, 1999:

                                                AMOUNT AND NATURE OF BENEFICIAL
                                                   OWNERSHIP OF COMMON STOCK
                                        -----------------------------------------------
                                          SOLE VOTING      SHARED VOTING       TOTAL
          NAME AND ADDRESS              AND DISPOSITIVE    OR DISPOSITIVE    BENEFICIAL    PERCENT
        OF BENEFICIAL OWNER                  POWER             POWER         OWNERSHIP     OF CLASS
        -------------------             ---------------    --------------    ----------    --------
Franklin Resources, Inc.                   2,372,720                --       2,372,720       5.4%
777 Mariners Island Boulevard
San Mateo, CA 94404(1)

-------------------------
(1) Based on information set forth in Schedule 13G dated February 11, 1999. The
    Schedule 13G indicates that one or more open or closed-end investment companies or other managed accounts that are advised by direct and indirect subsidiaries (the "Advisor Subsidiaries") of Franklin Resources, Inc. ("FRI") are considered the beneficial owners of 2,372,720 shares of the Company's Common Stock. The Schedule 13G indicates that: (i) Franklin Advisor, Inc. (an Advisor Subsidiary) has the sole power to vote and the sole power to dispose of 1,854,900 shares of Common Stock; (ii) Franklin Advisory Services, Inc. (an Advisor Subsidiary) has the sole power to vote 185,000 shares of Common Stock and the sole power to dispose of 474,700 shares of Common Stock; and (iii) Franklin Management, Inc. (an Advisor Subsidiary) has the sole power to dispose of 43,120 shares of Common Stock.

                       SECURITIES OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned as of March 1, 1999, by each of Wolverine's directors and nominees for director, each of the named executive officers and all of Wolverine's directors, nominees for director and executive officers as a group:

                                          AMOUNT AND NATURE OF BENEFICIAL
                                           OWNERSHIP OF COMMON STOCK(1)
                                ---------------------------------------------------
                                   SOLE VOTING       SHARED VOTING        TOTAL
           NAME OF               AND DISPOSITIVE     OR DISPOSITIVE     BENEFICIAL     PERCENT
       BENEFICIAL OWNER             POWER(2)            POWER(3)       OWNERSHIP(2)   OF CLASS
       ----------------         -----------------   ----------------   ------------   ---------
Geoffrey B. Bloom                     628,810            80,483(2)        709,293        1.7%
Daniel T. Carroll                      51,885                --            51,885          *
Steven M. Duffy                       121,190                --           121,190          *
Donald V. Fites                        25,187                --            25,187          *
Alberto L. Grimoldi                    30,369                --            30,369          *
Stephen L. Gulis, Jr.                 137,631             1,686           139,317          *
David T. Kollat                        62,010                --            62,010          *
Blake W. Krueger                       87,817                --            87,817          *
Phillip D. Matthews                    44,292            15,000            59,292          *
David P. Mehney                        85,073            23,625           108,698          *
Timothy J. O'Donovan                  456,794            18,983           475,777        1.2
Joseph A. Parini                       27,389                --            27,389          *
Joan Parker                            37,793                --            37,793          *
Elizabeth A. Sanders                   33,745                --            33,745          *
Paul D. Schrage                        18,982                --            18,982          *
All directors and executive
  officers as a group               2,184,957           145,413         2,330,370        5.7%

-------------------------
 *  Less than 1%.

(1) The numbers of shares stated are based on information provided by each person listed and include shares personally owned of record by the person and shares that, under applicable regulations, are considered to be otherwise beneficially owned by the person.

(2) These numbers include shares that may be acquired by the exercise of stock options granted under the 1988 Stock Option Plan, the Directors' Stock Option Plan (1988), the 1993 Plan, the 1994 Directors' Stock Option Plan, the 1995 Plan and the 1997 Plan within 60 days after March 1, 1999. The number of shares subject to stock options exercisable within 60 days after March 1, 1999, for each listed person is shown below:

Mr. Bloom                                                    248,012
Mr. Carroll                                                   26,574
Mr. Duffy                                                     65,161
Mr. Fites                                                     15,187
Mr. Grimoldi                                                  15,185
Mr. Gulis                                                     53,192
Mr. Kollat                                                    36,698
Mr. Krueger                                                   34,682
Mr. Matthews                                                  44,292
Mr. Mehney                                                    18,981
Mr. O'Donovan                                                140,044
Mr. Parini                                                    21,511
Ms. Parker                                                    15,184
Ms. Sanders                                                   30,370
Mr. Schrage                                                   18,982
All directors and executive officers as a group              973,433

(3) These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

                               BOARD OF DIRECTORS

     The Company's Board of Directors currently consists of 12 directors, 4 of whom are standing for reelection. In addition to the directors standing for reelection, the Company has 4 incumbent directors with terms expiring in 2000 and 4 incumbent directors with terms expiring in 2001. Wolverine's Amended and Restated Bylaws provide that the Board of Directors is divided into 3 classes, with each class to be as nearly equal in number as possible. Each class of directors serves a term of office of 3 years, with the term of 1 class expiring at the annual meeting of stockholders in each successive year.

     Biographical information as of January 2, 1999, is presented below for each person who either is nominated for election as a director at the annual meeting of stockholders or is continuing as an incumbent director. Except as indicated, all have had the same principal positions and employment for over 5 years.

NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2002

     DANIEL T. CARROLL (age 72) has been a director since 1979. Mr. Carroll is Chairman of The Carroll Group, a management consulting firm. Mr. Carroll is also a director of American Woodmark Corp.; A.M. Castle & Co.; Aon Corporation; Comshare, Inc.; Diebold, Incorporated; Woodhead Industries, Inc.; and Oshkosh Truck Corporation.

     DONALD V. FITES (age 65) was appointed to the Board of Directors in 1999. From 1990 until 1999, Mr. Fites was Chairman and Chief Executive Officer of Caterpillar Inc., a manufacturer of construction, mining and agricultural machinery and engines. Mr. Fites is also a director of Caterpillar Inc., AT&T Corporation, Georgia-Pacific Corporation and Mobil Corporation.

     PHILLIP D. MATTHEWS (age 60) has been a director since 1981. Mr. Matthews is Lead Director of the Company and was formerly Chairman of the Board of the Company from 1993 until 1996. Mr. Matthews is a general partner in Matthews, Mullaney & Co., a private investment firm. From 1991 until 1997,

Mr. Matthews was Chairman of Reliable Company, a coin-operated laundry equipment company servicing the multi-unit housing industry. Mr. Matthews is also a director of Sizzler International, Inc. and Washington Mutual Inc.

     PAUL D. SCHRAGE (age 63) has been a director since 1997. Mr. Schrage was Senior Executive Vice President and Chief Marketing Officer of McDonald's Corporation, a worldwide restaurant franchisor and operator, and was employed by that company since 1967.

INCUMBENT DIRECTORS -- TERMS EXPIRING IN 2001

     GEOFFREY B. BLOOM (age 57) has been a director since 1987. Mr. Bloom is Chief Executive Officer and Chairman of the Board of the Company. Mr. Bloom was appointed Chairman of the Board in 1996. Mr. Bloom was previously President and Chief Executive Officer of the Company from 1993 until 1996 and Chief Operating Officer of the Company from 1987 until 1993. Mr. Bloom is also a director of Comshare, Inc.

     DAVID T. KOLLAT (age 60) has been a director since 1992. Mr. Kollat is President and Chairman of 22, Inc., a company specializing in research and management consulting for retailers and consumer goods manufacturers. Mr. Kollat is also a director of The Limited, Inc.; Cooker Restaurant Corporation, Inc.; Consolidated Stores, Inc.; and Select Comfort Corporation.

     DAVID P. MEHNEY (age 59) has been a director since 1977. Mr. Mehney is President of The KMW Group, Inc., a distributor of medical and marine products.

     TIMOTHY J. O'DONOVAN (age 53) has been a director since 1993. Mr. O'Donovan is Chief Operating Officer and President of the Company. Mr. O'Donovan has held these positions since 1996. Mr. O'Donovan was previously Executive Vice President of the Company.

INCUMBENT DIRECTORS -- TERMS EXPIRING IN 2000

     ALBERTO L. GRIMOLDI (age 57) has been a director since 1994. Mr. Grimoldi is Chairman of Grimoldi, S.A., a shoe manufacturer and retailer in Argentina. He has held that position since 1986. Mr. Grimoldi is also a founding member and has been Vice Chairman of Banco Privado de Inversiones, S.A., an Argentinean investment adviser, since 1993, and he is a member of the Advisory Board of Ford Motor Company in Argentina. Mr. Grimoldi is also a founding member and director of INFUPA S.A., a diversified Argentinean financial services firm. Mr. Grimoldi has also held various positions in the Argentinean government.

     JOSEPH A. PARINI (age 67) has been a director since 1987. He is Chairman of the Board and an officer of EFW, Inc., a designer and manufacturer of avionics systems for global markets, and has held that position since January 1997. He is also President of ATIR, U.S., Inc., a management consulting firm, and has held that position since January 1997. Mr. Parini was previously President and Chief Executive Officer of Elbit Systems, Inc., a designer, manufacturer and marketer of infrared, telecommunications and medical instrumentation, as well as defense products, from 1990 until 1996; and President of Inframetrics, Inc., a manufacturer of infrared instrumentation, from 1990 until 1994. Mr. Parini is also a director of Foremost Corporation of America.

     JOAN PARKER (age 63) has been a director since 1981. Ms. Parker is a Senior Partner with J. Walter Thompson, an international advertising firm. Ms. Parker has held that position since September 1995. From September 1995 until December 1995, Ms. Parker was also the sole proprietor of Parker & Associates, a public relations firm. From 1994 until September 1995, she was Executive Vice President and a Director of N. W. Ayer & Partners, an international advertising firm, and Executive Vice President and Managing Director of the Ayer Public Relations Division of N. W. Ayer & Partners. Formerly, Ms. Parker was Senior Vice President and Managing Director of the Ayer Public Relations Division.

     ELIZABETH A. SANDERS (age 53) has been a director since 1994. Ms. Sanders is the principal of The Sanders Partnership, a management consulting practice. Ms. Sanders has held that position since 1990. Ms. Sanders was previously Vice President of Nordstrom, Inc., a retailer. Ms. Sanders is also a director of

Wal-Mart Stores, Inc.; Washington Mutual, Inc.; Advantica Restaurant Group, Inc.; and Wellpoint Health Networks.

                         BOARD COMMITTEES AND MEETINGS

     The Company's Board of Directors has 4 standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Governance Committee.

          Audit Committee. The Audit Committee recommends to the Board of Directors the selection of independent accountants; approves the nature and scope of services to be performed by the independent accountants and reviews the range of fees for such services; confers with the independent accountants and reviews the results of the annual audit; reviews with the independent accountants the Company's internal auditing, accounting and financial controls; and reviews policies and practices regarding compliance with laws and conflicts of interest. Messrs. Fites, Grimoldi, Kollat and Parini and Ms. Parker currently serve on the Audit Committee. Mr. Parini is Chairman of the Audit Committee. During 1998, the Audit Committee held 4 meetings.

          Compensation Committee. The Compensation Committee is responsible for reviewing and recommending to the Board of Directors the timing and amount of compensation for the Chief Executive Officer and other key employees, including salaries, bonuses and other benefits. The Compensation Committee also is responsible for administering the Company's stock option and other equity-based incentive plans, recommending retainer and attendance fees for directors who are not employees of the Company or any of its subsidiaries ("Outside Directors") and reviewing for their adequacy and competitiveness compensation plans and awards as they relate to the Chief Executive Officer and other key employees. Messrs. Carroll, Mehney and Schrage and Ms. Sanders currently serve on the Compensation Committee. Mr. Carroll is Chairman of the Compensation Committee. During 1998, the Compensation Committee held 5 meetings.

          Executive Committee. The Executive Committee is responsible for and may exercise all powers and authority of the Board of Directors in the management of the business and affairs of the Company except to the extent that delegation is prohibited by law. The Executive Committee may consider or act upon matters requiring Board action during periods between Board meetings. Messrs. Bloom, Carroll, Grimoldi, Matthews and Parini currently serve on the Executive Committee. Mr. Matthews is Chairman of the Executive Committee. During 1998, the Executive Committee held 2 meetings.

          Governance Committee. The Governance Committee is responsible for: (i) recommending to the Board of Directors suitable candidates for nomination to the Board of Directors; (ii) reviewing with the Board of Directors the appropriate skills and characteristics of Board members; (iii) reviewing and evaluating each director's performance on the Board; (iv) reviewing and reporting to the Board on all matters generally relating to corporate governance; and (v) recommending the officers of the Company for election by the Board of Directors. Messrs. Fites, Kollat and Mehney and Mses. Parker and Sanders currently serve on the Governance Committee. Mr. Mehney is Chairman of the Governance Committee. During 1998, the Governance Committee held 2 meetings. The Governance Committee will consider nominees for election to the Board of Directors submitted by stockholders. The Amended and Restated Bylaws of the Company provide that nominations for the election of directors may be made by a stockholder entitled to vote for the election of directors if, and only if, the stockholder submits advance notice of the proposed nomination and the notice is received by the Secretary of the Company not less than 50 nor more than 75 days before the annual meeting. However, if fewer than 65 days' notice of the meeting or prior public disclosure is given to stockholders, the notice of the proposed nomination must be received not later than the close of business on the 15th day after the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever first occurs. Each notice submitted by a stockholder must set forth the name, age, business address, residence address, principal occupation and employment of, the class and number of shares of the Company's stock beneficially owned by, and any other information concerning each nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee under the Securities Exchange Act of

     1934, as amended (the "Exchange Act"), and, as to the stockholder giving the notice, the name, record address and the class and number of shares of the Company's stock beneficially owned by the stockholder. If the chairman of the meeting determines that a nomination was not made in accordance with these procedures, he or she must announce that determination at the meeting and the nomination will be disregarded.

     During the Company's last fiscal year, the Board of Directors held 5 regular meetings. Each of the directors attended 75% or more of the aggregate of
(i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served (during the periods that he or she served).

                           COMPENSATION OF DIRECTORS

     Outside Directors receive a $20,000 annual retainer fee plus $1,000 per day for attendance at each regular meeting of the Board of Directors and $1,000 per day for attendance at each committee meeting. In addition, the chairmen of the Audit, Compensation and Governance Committees receive annual fees of $3,000. Directors who are also employees of the Company or any of its subsidiaries receive no annual retainer and are not compensated for attendance at Board or committee meetings. The Company also reimburses directors for expenses associated with attending Board and committee meetings.

     Under the Directors' Stock Option Plan adopted and approved by the stockholders in 1994 (the "1994 Directors' Plan"), each Outside Director has been granted an option to purchase 15,187 shares of Common Stock (as adjusted for stock splits) on the date of his or her initial appointment or election as a director and an option to purchase 3,795 shares (as adjusted for stock splits) annually on the date of each annual meeting after his or her appointment or election. The exercise price of options granted under the 1994 Directors' Plan is 100% of the market value of Common Stock on the date each option is granted. The term of each option may not exceed 10 years. Options were granted under the 1994 Directors' Plan to all Outside Directors on April 27, 1998. Options to purchase a maximum of 405,000 shares of Common Stock may be granted under the 1994 Directors' Plan.

     In 1996, the Company adopted the Outside Directors' Deferred Compensation Plan (the "Outside Directors' Plan"), a supplemental nonqualified deferred compensation plan for the Outside Directors of the Company. The plan permits all Outside Directors to defer 25%, 50%, 75% or 100% of their directors' fees. Amounts deferred are credited on the books of the Company to an account established for that director as if the amounts had been invested to purchase shares of Common Stock of the Company using the market price of the Company's Common Stock on the date such fees would have been payable ("phantom stock"). The value of the account will increase or decrease during the deferral period corresponding to changes in the market value of the Company's Common Stock. The accumulated value of a director's account under the plan is paid in cash upon termination of service as a director in a single lump-sum or annual installments over a period of up to 10 years.

     Upon adoption of the Outside Directors' Plan, the Company terminated its previously existing Director Retirement Plan (the "Director Retirement Plan") and provided for the conversion of the expected benefits payable under the Director Retirement Plan. Only Outside Directors of the Company who continued to serve as directors at the close of the annual meeting of stockholders on April 17, 1996 (defined in the Outside Directors' Plan as "Current Directors"), received an award of phantom stock units representing additional retirement income under the Outside Directors' Plan. Except for the Current Directors, no future Outside Director will receive retirement awards under the Outside Directors' Plan. In addition, former directors who were receiving payments under the Director Retirement Plan on April 17, 1996, will continue to receive the benefits provided under the Director Retirement Plan. To approximate as nearly as possible the expected benefits that otherwise would have been payable to Current Directors under the Director Retirement Plan if it had remained in effect, on April 17, 1996, each Current Director was awarded a number of phantom stock units having a market value equal to the present value (determined by an actuary) of the expected benefits payable under the Director Retirement Plan. In addition, to approximate as nearly as possible the minimum service requirements imposed under the Director Retirement Plan, phantom stock units that represent awards of retirement income are subject to delayed vesting provisions. Cash equal to the accumulated value of all phantom stock units representing retirement awards credited to a director's account will be payable upon termination of service as a director. Payments will be made in 10 annual installments beginning the month following termination of service as a director.

     Upon a "change in control" as defined in the Outside Directors' Plan, all amounts credited to a director's account (both for deferred fees and retirement income) will be distributed to the director in a single lump-sum. For purposes of the Outside Directors' Plan, "change in control" is defined as (i) the failure of the individuals who were directors at the time the Outside Directors' Plan was adopted and those whose election or nomination to the Board of Directors was approved by a three-quarters vote of the directors then still in office who were directors at the time the Outside Directors' Plan was adopted, or whose election or nomination was so approved, to constitute a majority of the Board of Directors; (ii) the acquisition by certain persons or groups of 20% or more of the Company's Common Stock or combined outstanding voting power (excluding certain transactions); (iii) the approval by the stockholders of a reorganization, merger or consolidation (excluding certain permitted transactions); or (iv) the approval by the stockholders of a complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company (excluding certain permitted transactions).

     On April 27, 1993, Mr. Matthews was elected to serve as Chairman of the Board of Directors of the Company. Mr. Matthews stepped down as the Chairman of the Board effective as of the close of the 1996 annual meeting of stockholders and now serves as Lead Director. The Company pays Mr. Matthews a fee of $60,000 annually for his service as Lead Director.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on Wolverine Common Stock to the Standard & Poor's 500 Stock Index and an index of peer companies that produce non-athletic footwear, assuming an investment of $100.00 at the beginning of the period indicated. The Standard & Poor's 500 Stock Index is a broad equity market index published by Standard & Poor's. The index of peer companies was constructed by the Company and consists of the companies listed in the footnote to the graph. In constructing the peer index, the return of each peer group company was weighted according to its respective stock market capitalization at the beginning of each period indicated. Cumulative total stockholder return is measured by dividing: (i) the sum of (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period.

                       COMPARISON OF FIVE YEAR CUMULATIVE
                            TOTAL STOCKHOLDER RETURN
                                    [GRAPH]
-------------------------
(1) The index of peer companies consists of J. Baker, Inc.; R.G. Barry Corporation; Brown Group, Inc.; Candie's, Inc.; Daniel Green Company; Genesco Inc.; Justin Industries, Inc.; Kenneth Cole Productions, Inc.; Lacrosse Footwear, Inc.; Nine West Group Inc.; Penobscot Shoe Company; Rocky Shoes & Boots, Inc.; The Stride Rite Corporation; The Timberland Company; Wellco Enterprises, Inc.; and Weyco Group, Inc.

    The dollar values for total stockholder return plotted in the graph above are shown in the table below:

 FISCAL                S & P     PEER
YEAR-END   WOLVERINE    500     GROUP
--------   ---------   -----    -----
  1993      $100.0     $100.0   $100.0
  1994       128.0      101.3     80.4
  1995       236.3      139.4     77.7
  1996       327.8      171.4     98.3
  1997       385.0      228.6     94.0
  1998       227.0      293.9     73.8

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following Summary Compensation Table shows certain information concerning the compensation earned during each of the 3 fiscal years in the period ended January 2, 1999, by the Chief Executive Officer of the Company and each of Wolverine's 4 most highly compensated executive officers who served in positions other than Chief Executive Officer at the end of the last completed fiscal year. The numbers of shares subject to awards of stock options have been adjusted to reflect stock splits.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                      ---------------------------------------
                                       ANNUAL COMPENSATION                      AWARDS              PAYOUTS
                              -------------------------------------   --------------------------   ----------
                                                                                      NUMBER OF
                                                                      RESTRICTED        SHARES
      NAME AND                                         OTHER ANNUAL     STOCK         UNDERLYING      LTIP         ALL OTHER
 PRINCIPAL POSITION    YEAR    SALARY     BONUS        COMPENSATION   AWARDS(1)        OPTIONS     PAYOUTS(2)   COMPENSATION(3)
 ------------------    ----   --------   --------      ------------   ----------      ----------   ----------   ---------------
Geoffrey B. Bloom      1998   $641,539   $194,458(4)      $  850(5)    $973,065(6)      60,148      $673,550        $10,203
Chief Executive        1997    569,231    717,407(4)       3,295(5)     315,000        165,253       430,278          9,953
Officer, Chairman and  1996    473,107    507,437(4)       5,746(5)     212,344         67,500       366,776          9,516
Director
Steven M. Duffy        1998   $270,385   $ 83,327         $   --       $139,845         34,851      $204,538        $ 7,854
Executive Vice         1997    245,385    196,308             --        140,000         28,353        99,077          7,604
President              1996    224,266    156,986             --         70,781         16,875        84,826          7,058
Stephen L. Gulis,      1998   $245,385   $ 45,543         $   --       $139,845         23,271      $193,222        $ 6,946
Jr.                    1997    231,923    185,538             --        140,000         28,667        92,155          6,696
Executive Vice         1996    212,857    148,937             --         70,781         16,875        78,019          6,122
President, Chief
Financial Officer and
Treasurer
Blake W. Krueger       1998   $266,346   $ 49,434         $   --       $139,845         21,088      $208,925        $ 7,602
Executive Vice         1997    244,808    195,846             --        140,000         25,000       150,110          7,352
President, General     1996    153,654    164,500             --         90,375         16,875        84,749          1,735
Counsel and Secretary
Timothy J. O'Donovan   1998   $384,616   $ 89,230         $   --       $223,752         37,078      $321,876        $ 8,373
Chief Operating        1997    334,616    334,615             --        210,000         70,829       179,480          8,123
Officer, President     1996    286,633    229,306             --        141,563         38,250       149,758          7,686
and Director

-------------------------
(1) The values of restricted stock awards reported in this column are calculated using the closing market price of Common Stock on the date of grant. As of the end of Wolverine's 1998 fiscal year, each of the named executive officers held shares of restricted stock. Dividends will be paid on shares of restricted stock at the same rate dividends are paid on Common Stock. The number of shares of restricted stock held by each named individual and the aggregate value of those shares (as represented by the closing price of Common Stock on December 31, 1998) at the end of the Company's 1998 fiscal year, without giving effect to the diminution of value attributable to the restrictions on the stock, are set forth below:

                    NUMBER     AGGREGATE
                   OF SHARES     VALUE
                   ---------   ----------
    Mr. Bloom       134,515    $1,769,747
    Mr. Duffy        24,852       326,959
    Mr. Gulis        24,852       326,959
    Mr. Krueger      22,813       300,133
    Mr. O'Donovan    47,234       621,431

     These numbers do not include the number or value of shares of restricted stock awarded during 1996 in connection with the Company's Long-Term Incentive Plan (1993-1995), during 1997 in connection with the Company's Long-Term Incentive Plan (1994-1996) or during 1998 in connection with the

    Company's Executive Long-Term Incentive Plan (3-Year Bonus Plan) (collectively, the "Long-Term Incentive Plans"), the values of which are included in the amounts reported in the "LTIP Payouts" column in this table for the applicable year for each listed individual.

(2) Under the Company's Long-Term Incentive Plans, amounts payable under the plans are paid (i) in cash equal to 50% of the amount payable and (ii) in shares of restricted stock that have a market value, on the date the cash payment is made, equal to 140% of the remaining 50% payable under the plan (i.e. 70% of the calculated bonus amount). The dollar amounts reported in this column reflect the cash payment and the market value of the shares of restricted stock on the date of payment. Shares of restricted stock are granted under the Company's existing plans that provide for such awards. The restrictions lapse with respect to one-third of the shares on each of the first three anniversaries of the date of grant. Pursuant to these plans, the Company granted 166,365 shares of restricted stock to key management employees with respect to amounts payable for the 3-year performance period ended January 2, 1999.

(3) The compensation listed in this column for 1998 consisted of: (i) Company contributions to the accounts of the named executive officers under Wolverine's 401(k) Savings Plan as follows: $5,000 for Mr. Bloom; $5,000 for Mr. Duffy; $5,000 for Mr. Gulis; $5,000 for Mr. Krueger; and $5,000 for Mr. O'Donovan; and (ii) payments made by Wolverine for the premiums on certain life insurance policies as follows: $5,203 for Mr. Bloom; $2,854 for Mr. Duffy; $1,946 for Mr. Gulis; $2,602 for Mr. Krueger; and $3,373 for Mr. O'Donovan.

(4) Includes one-third of the outstanding principal balance ($34,330) of a 3-year, interest-free loan made to Mr. Bloom which was forgiven by the Company because the Company achieved its targeted performance goals under the annual bonus plan for the most recently completed fiscal year.

(5) This compensation consisted of imputed income from a 3-year, interest-free loan made to Mr. Bloom.

(6) Includes the value of 62,500 shares of restricted stock subject to performance-based vesting conditions awarded to Mr. Bloom pursuant to his amended and restated employment agreement.

STOCK OPTIONS

     The Company's stock option plans are administered by the Compensation Committee of the Board of Directors, which has authority to determine the individuals to whom and the terms upon which options are granted, the number of shares subject to each option and the form of consideration payable upon the exercise of an option. The Chief Executive Officer of the Company makes recommendations of stock option grants (other than for himself), which the Compensation Committee then considers.

     The following tables set forth information regarding stock options granted to and exercised by the named executive officers during the fiscal year ended January 2, 1999 and the number of shares of Common Stock subject to and values of options at that date:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS
----------------------------------------------------------------------------------
                                          PERCENT OF
                                            TOTAL
                          NUMBER OF        OPTIONS
                          SECURITIES      GRANTED TO      EXERCISE
                          UNDERLYING      EMPLOYEES        PRICE
                           OPTIONS        IN FISCAL         PER         EXPIRATION      GRANT DATE
         NAME             GRANTED(1)         YEAR          SHARE           DATE      PRESENT VALUE(2)
         ----             ----------      ----------      --------      ----------   ----------------
Geoffrey B. Bloom           41,425           3.6%          $27.97        2/24/08         $467,701
                             3,575           0.3            27.97        2/24/08           40,363
                             1,389           0.1            28.13        2/23/08           15,770
                             2,255           0.2            28.19        2/26/08           25,659
                             2,876           0.3            30.56        3/08/08           35,483
                             2,876           0.3            29.94        2/09/08           34,757
                             5,752           0.5            27.09        4/26/08           62,910
Steven M. Duffy             16,425           1.4            27.97        2/24/08          185,443
                             3,575           0.3            27.97        2/24/08           40,363
                               767           0.1            30.56        3/08/08            9,463
                               321            --            28.13        2/23/08            3,644
                               501            --            28.19        2/26/08            5,701
                               719           0.1            29.94        3/09/08            8,689
                             1,438           0.1            27.09        4/26/08           15,728
                             9,440           0.8            30.56        2/23/07          116,466
                               659           0.1            30.56        4/27/07            8,130
                             1,006           0.1            30.56        2/27/06           12,412
Stephen L. Gulis, Jr.       16,425           1.4            27.97        2/24/08          185,443
                             3,575           0.3            27.97        2/24/08           40,363
                               295            --            28.13        2/23/08            3,349
                               340            --            28.19        2/26/08            3,869
                               767           0.1            30.56        3/08/08            9,463
                               719           0.1            29.94        3/09/08            8,689
                             1,150           0.1            27.09        4/26/08           12,578
Blake W. Krueger            16,425           1.4            27.97        2/24/08          185,443
                             3,575           0.3            27.97        2/24/08           40,363
                               321            --            28.13        2/23/08            3,644
                               767           0.1            30.56        3/08/08            9,463
Timothy J. O'Donovan        26,425           2.3            27.97        2/24/08          298,346
                             3,575           0.3            27.97        2/24/08           40,363
                               567           0.1            28.13        2/23/08            6,437
                               758           0.1            28.19        2/26/08            8,625
                             1,726           0.2            30.56        3/08/08           27,295
                             1,726           0.2            29.94        3/09/08           20,859
                             2,301           0.2            27.09        4/26/08           25,166

-------------------------
(1) All options indicated in boldface text above are exercisable with respect to 25% of the shares on the date of grant and become exercisable with respect to 25% of the shares on each anniversary date thereafter with full vesting occurring on the third anniversary date of the grant. Vesting may be accelerated upon certain events relating to a change in control of the Company. All options in boldface text were granted in

     February 1998. All such options were granted for a term of 10 years. In 1997, the Compensation Committee adopted a policy to automatically award "reload options" to a limited group of senior executives if those executives surrender shares of the Company's Common Stock to pay the exercise price or tax withholding obligations associated with the exercise of a then outstanding nonqualified stock option or the vesting of restricted stock. New stock options (both Incentive Stock Options and Nonqualified Options) and restricted stock awards under the 1997 Plan provide for automatic awards of reload options to such executives. All options not shown in boldface text in the table are reload options granted in 1998.

     Reload options to purchase that number of shares surrendered by an executive are awarded at the market price on the date of grant. Reload options granted in connection with the exercise of another stock option have the same term as the term remaining under the underlying option that was exercised. Reload options granted upon the vesting of restricted stock have 10-year terms. Reload options are fully vested on the date of grant. Certain senior executives are permitted to transfer nonqualified stock options to a limited group of permissible transferees primarily for estate planning purposes. Options terminate, with certain limited exercise provisions, in the event of death, retirement or other termination of employment. All options permit the option price to be paid by delivery of cash or, if permitted by the Compensation Committee, shares of the Company's Common Stock.

(2) Based on the Black-Scholes option pricing model. The actual value, if any, an option holder may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an option holder will be at or near the value estimated by the Black-Scholes model. The estimated values in the table above were calculated using the Black-Scholes model based on assumptions that include:

     - a stock price volatility factor of 0.46%, calculated using monthly stock prices for the 3 years prior to the grant date;

     - a risk free rate of return of 5.0%;

     - an expected average dividend yield of 0.5% (the dividend yield at the date of the grant); and

     - an expected average option holding period of 4 years, which period approximates the Company's historical experience.

     No adjustments were made for the general non-transferability of the options or to reflect any risk of forfeiture prior to vesting. Disclosure of grant date present value is presented pursuant to Securities and Exchange Commission regulations. The Company's use of the Black-Scholes model to indicate the present value of each grant is not an endorsement of this valuation method.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF                     VALUE OF
                                                       SECURITIES UNDERLYING              UNEXERCISED
                                                            UNEXERCISED                  IN-THE-MONEY
                            NUMBER OF                       OPTIONS AT                    OPTIONS AT
                             SHARES                       FISCAL YEAR-END               FISCAL YEAR-END
                           ACQUIRED ON    VALUE     ---------------------------   ---------------------------
          NAME              EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------   --------   -----------   -------------   -----------   -------------
Geoffrey B. Bloom            22,243      $545,379     208,637        73,126        $130,882        $9,672
Steven M. Duffy              12,691        88,902      50,318        30,467          99,364         2,418
Stephen L. Gulis, Jr.            --            --      56,911        30,467         102,307         2,418
Blake W. Krueger              4,219        39,758      19,840        30,466              --            --
Timothy J. O'Donovan         25,075       348,909     135,481        47,063         329,541         5,481

     The Company's employee loan program provides that an employee (or Outside Director) may borrow from the Company up to 95% of the exercise price to exercise options acquired under the Company's stock option plans. These loans bear interest at a rate equal to the greater of 6.5% per annum or the interest rate imputed by the Internal Revenue Service with interest payable quarterly. Principal is payable quarterly at the rate of 15% per annum beginning 5 years after the date on which the option to which the loan relates is exercised. All loans are secured by a pledge of the Common Stock obtained upon exercise of the applicable option. Outstanding loan balances as of March 1, 1999, and, if higher, the maximum amount outstanding since January 3, 1998 (indicated in parentheses), for each of the named executive officers of the Company were as follows: Mr. Bloom, $0 ($34,330); Mr. Duffy, $109,818; Mr. Gulis, $285,042; Mr. Krueger, $160,989; and Mr. O'Donovan, $84,697 ($219,573).

LONG-TERM INCENTIVE AWARDS

     The Company's stockholders approved the Executive Long-Term Incentive Plan (3-Year Bonus Plan) in 1997 (the "Long-Term Plan"). The Long-Term Plan permits the Company to award cash and shares of restricted stock to plan participants conditioned upon the achievement of certain corporate performance goals over a 3-year performance period.

     The following table sets forth certain information concerning awards of long-term incentive compensation to the named individuals during the last fiscal year:

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                               PERFORMANCE       ESTIMATED FUTURE PAYOUTS
                                                 OR OTHER       UNDER NON-STOCK-PRICE-BASED
                           NUMBER OF SHARES,   PERIOD UNTIL              PLANS(2)
                               UNITS OR         MATURATION    -------------------------------
          NAME              OTHER RIGHTS(1)     OR PAYOUT     THRESHOLD    TARGET    MAXIMUM
          ----             -----------------   ------------   ---------   --------   --------
Geoffrey B. Bloom                 60%            3 years      $157,819    $315,637   $631,274
Steven M. Duffy                   40             3 years        42,777      85,554    171,108
Stephen L. Gulis, Jr.             40             3 years        40,243      80,486    160,973
Blake W. Krueger                  40             3 years        43,681      87,361    174,723
Timothy J. O'Donovan              50             3 years        78,846     157,692    315,384

-------------------------
(1) Under the Company's Long-Term Plan, key management employees may earn incentive compensation based upon achievement of specified earnings per share ("EPS") goals over a 3-year performance period. The numbers reported in the column under the heading "Number of Shares, Units or Other Rights" represent the percentage of each officer's average earned salary during the 3-year period that the officer will receive as bonus compensation under the plan if the specified EPS targets are achieved. These amounts were determined by the Compensation Committee. If higher or lower actual EPS levels are attained during the 3-year performance period, the percentage of base salary to be received as bonus compensation by each officer will be correspondingly higher, lower or zero. Bonuses are conditioned upon achieving a minimum or "threshold' EPS level. EPS goals were established by the Compensation Committee at the beginning of 1998 for the period ending on the last day of the Company's 2000 fiscal year. EPS goals are expressed as net earnings per share after taxes.

(2) Under the Long-Term Plan, amounts earned as bonus compensation are calculated based on each participant's average annual earned salary during the 3-year performance period. For purposes of illustration, the "Threshold," "Target" and "Maximum" amounts in the table have been calculated using each named individual's base salary for 1998 as reported in the Summary Compensation Table, adjusted for 5% annual cost of living increases. Amounts payable under the Long-Term Plan are paid (i) in cash equal to 50% of the amount payable and (ii) in shares of restricted stock that have a market value, on the date the cash payment is made, equal to 140% of the remaining 50% payable under the Long-Term Plan (i.e. 70% of the calculated bonus amount). The dollar amounts reported under the headings "Threshold," "Target" and "Maximum" reflect the value of the cash payment and the market value of restricted stock to be received on the date of payment. Shares of restricted stock are granted under the Company's existing plans that provide for such awards. The restrictions lapse with respect to one-third of the shares on each anniversary of the date of grant.

PENSION PLAN

     The Company has established a qualified pension plan covering most of the Company's salaried employees. The Code imposes certain limitations on the maximum amount of pension benefits payable under qualified plans. The Code also imposes a cap currently equal to $160,000 (subject to certain grandfather provisions for earnings accrued before January 1, 1994) on the amount of earnings that may be taken into account in determining benefits payable under qualified plans.

     The following table illustrates the estimated annual benefits payable under the pension plan for Wolverine's executive officers if they retire at age 65 at the annual levels of average remuneration and years of service indicated (computed on a straight life annuity basis without the reduction required by the plan for the Social Security Allowance received by participants in the plan and without regard to any accrued grandfathered benefit for earnings before January 1, 1994):

                               PENSION PLAN TABLE

                                                              YEARS OF SERVICE
                                 --------------------------------------------------------------------------
    AVERAGE REMUNERATION           10              15              20              25            30 OR MORE
    --------------------         -------         -------         -------         -------         ----------
          $160,000               $25,600         $38,400         $51,200         $64,000          $76,800

     Subject to the limitations imposed by the Code, the pension plan provides monthly benefits at normal retirement in an amount equal to the greater of: (i) $18.00 multiplied by the participant's number of years of service up to 30 years; or (ii) 1.6% of final average earnings multiplied by the participant's number of years of service up to 30 years reduced by the participant's Social Security Allowance as defined in the pension plan. Certain designated executives have a percentage benefit multiplier of 2.4% or 2.0% in lieu of the 1.6% of final average earnings benefit multiplier. "Final average earnings" are defined as the average of the participant's annual earnings for the 4 consecutive highest compensation calendar years out of the last 10 calendar years of the participant's employment (with earnings for the last year of employment annualized based on a participant's then rate of pay). Except for the compensation cap imposed by the Code, the remuneration covered by the plan for an employee would be essentially equivalent to the sum of the amounts reported under the heading "Annual Compensation" in the Summary Compensation Table above except for the forgiveness of Mr. Bloom's interest-free loan.

     If the pension plan is terminated during any period beginning on a "restricted date" (defined below) and ending 2 years later, the plan directs that surplus plan assets will be used to purchase retiree medical and life insurance in satisfaction of the Company's then outstanding obligations, if any, and will be paid pro rata to increase the benefits of plan participants, subject to legal limitations. If the pension plan is merged with, or the assets of the plan are transferred to, another plan, then (i) benefits will be fully vested;
(ii) benefits will be increased as if the plan had been terminated; and (iii) benefits will be satisfied through the purchase of a guaranteed annuity contract. A restricted date is defined as the date any person or group acquires more than 50% of the voting stock of the Company in a transaction not approved by the Board of Directors or the date during any 2-year period on which individuals who at the beginning of the period constituted the Board of Directors (including any new director whose nomination or election was approved by two-thirds of the directors who were directors at the beginning of the period or whose election or nomination was so approved) cease for any reason to constitute a majority of the Board.

     As of January 2, 1999, the persons listed in the Summary Compensation Table had the following years of credited service under the plan: Mr. Bloom, 12 years; Mr. Duffy, 10 years; Mr. Gulis, 14 years; Mr. Krueger, 3 years; and Mr. O'Donovan, 29 years.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     In 1995, the Company adopted a Supplemental Executive Retirement Plan ("SERP") to replace the deferred compensation agreements entered into between the Company and certain key employees, including those listed in the Summary Compensation Table, except that an executive covered by a deferred compensation agreement will always be entitled to a benefit under the SERP at least equal to what he or she would have received under the deferred compensation agreement. The SERP became effective January 1, 1996.

     Under the SERP, a participating executive will be eligible for an annual supplemental benefit once he or she has completed 5 years of service after having been approved as a participant in the SERP (or, for those executives already covered by a deferred compensation agreement, 5 years after entering into the deferred compensation agreement); alternatively, a participating executive will be eligible for a benefit with less than 5 years of service if he or she retires at or after age 65. The supplemental benefit is equal to the difference between the executive's retirement benefit under the Company's qualified pension plan and an amount equal to a designated percentage of the executive's Average Earnings multiplied by the executive's Years of Service under the pension plan, except that the plan counts years during which the executive received a disability benefit under the SERP (except in computing the SERP's disability benefit); excludes years that an executive is designated as an inactive participant; and may count deemed years of service granted by the Board of Directors) (up to a maximum of 25 years). The designated percentage is either 2.4% for each year of service (including all of the individuals listed in the Summary Compensation Table) or 2% per year of service. "Average Earnings" is defined as the average of the executive's annual earnings for the 4 consecutive highest compensation years out of the last 10 years of the executive's employment (excluding years during which the executive receives a disability benefit if the exclusion would produce a higher average, is not restricted by the $160,000 compensation cap under the pension plan, and for the last year of employment is annualized). Average Earnings do not include payments under the Long-Term Plan or severance payments. For this purpose, Average Earnings do not vary significantly from the amounts shown under the caption "Annual Compensation" in the Summary Compensation Table above except for the forgiveness of Mr. Bloom's interest-free loan.

     A retired participating executive may draw the full benefit beginning at age 65. A participating executive who has 10 years of service may elect to begin receiving a reduced benefit at or after age 55. The reduction factor is 0.333% for each month prior to age 60, and 0.1666% for each month between age 60 and age 65. The SERP provides for a disability benefit equal to 60% of the supplemental retirement benefit (based on the executive's years of service at the date of disability). A disabled executive is still eligible for a supplemental retirement benefit beginning at age 65 based on all years of service (including years during which the executive was receiving a disability benefit). The SERP also provides for a death benefit to the executive's designated beneficiary if the executive dies before retiring. The death benefit is a lump-sum equal to the present value of the benefit the executive could have received beginning at age 65, based on his or her years of service up to the date of death. Executives covered by a pre-existing deferred compensation agreement are provided a minimum benefit equal to the amount payable under the deferred compensation agreement and the pension plan under the formula in effect on December 31, 1994.

     Benefits under the SERP are subject to forfeiture if the executive's employment is terminated for serious misconduct, if the executive later competes with the Company or if the Company cannot collect under an insurance policy purchased to fund plan benefits for certain reasons. For all individuals listed in the Summary Compensation Table, if, within 2 or 3 years after a "change in control" the executive resigns for "good reason" or is terminated by the Company or at the request of a third party who effectuates a change in control (other than for "cause" or due to death or "disability" as defined in the SERP), the executive will be entitled to a lump sum payment equal to 125% of the present value of the benefit payments for which the executive would have been eligible if the executive had retired at age 55 (or at his or her actual age, if greater than age 55), without applying the monthly early retirement reduction factors, but based on years of service at the actual date of termination. For purposes of the SERP, "change in control" is defined as (i) the failure of the individuals who were directors at the time the SERP was adopted and those whose election or nomination to the Board of Directors was approved by a three-quarters vote of the directors then still in office who were directors at the time the SERP was adopted, or whose election or nomination was so approved, to constitute a majority of the Board of Directors; (ii) the acquisition by certain persons or groups of 20% or more of the Company's Common Stock or combined outstanding voting power (excluding certain transactions); (iii) the approval by the stockholders of a reorganization, merger or consolidation (excluding certain permitted transactions); or (iv) the approval by the stockholders of a complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company (excluding certain permitted transactions).

     The Company may terminate the SERP or stop further accrual of plan benefits for a participating executive at any time, but termination will not affect previously accrued benefits.

              EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE IN CONTROL ARRANGEMENTS

     Mr. Bloom's Agreement. On April 27, 1998, the Company entered into an amended and restated employment agreement (the "Employment Agreement") with Mr. Bloom to employ him as Chief Executive Officer until April 30, 2000. The Employment Agreement prohibits Mr. Bloom from competing with the Company during his employment and for an additional period of 5 years following termination of his employment with the Company. Under the Employment Agreement, Mr. Bloom is to receive a salary of not less than $600,000 per year, a leased vehicle, the benefits of a term life insurance policy in the amount of $500,000 and other benefits normally provided by the Company to top-level executives. In consideration of entering into the Employment Agreement, Mr. Bloom received 2 years of additional "deemed service" under the SERP (as defined in the Employment Agreement). If Mr. Bloom remains employed by the Company through April 30, 2000, he will receive, in addition to his actual service, 4 additional years of "deemed service" and an additional 4 years of "deemed service" under the SERP if the Company's Board of Directors determines that the planning and effectuation of the transition from Mr. Bloom to his successor have been carried out successfully. The Employment Agreement provides that Mr. Bloom's SERP benefit will be calculated based upon his "Average Earnings" for 1997, 1998 and 1999 rather than his "Average Earnings" for the 4 consecutive highest compensation years out of the 10 years preceding retirement. Pursuant to the Employment Agreement, in September 1998 Mr. Bloom received 62,500 shares of unvested restricted stock. Vesting of 40,000 shares of the restricted stock will occur in 2002, if at all, depending on improvement of the Company's net earnings in the Company's 2001 fiscal year, and 22,500 shares of the restricted stock will vest, if at all, depending on improvement of the Company's per share price on the New York Stock Exchange for the 10 days preceding April 30, 2001 when compared to the price for the 10 trading days preceding April 30, 2000.

     If Mr. Bloom's employment is terminated other than for "cause" or by Mr. Bloom for "good reason" (each as defined in the Employment Agreement), the Employment Agreement requires Wolverine to pay to Mr. Bloom, in addition to normal salary and all accrued benefits and rights under all fringe benefit, deferred compensation, stock option, restricted stock, retirement and other plans offered by the Company, a lump-sum equal to the product of (i) the sum of Mr. Bloom's annual base salary at the rate in effect on the date of termination plus the amounts awarded Mr. Bloom under the Company's incentive bonus plans for the year most recently ended, and (ii) the number of years (rounded to the nearest hundredth) between the date of termination and April 30, 2000. If Mr. Bloom's employment is terminated other than for cause or by Mr. Bloom for good reason, then Mr. Bloom will be entitled to benefits under all employee benefit programs through April 30, 2000, or substantially similar benefits if Mr. Bloom can no longer participate in such plans.

     If Mr. Bloom's employment is terminated by the Company other than for cause or by Mr. Bloom for good reason, then Mr. Bloom will also receive or the following will occur upon termination: (i) a lump-sum amount equal to the amount, if any, of the deferred portion of any unpaid awards made to him under the Company's incentive bonus plans, a bonus for the year preceding termination if not yet awarded and a bonus for the year of termination prorated through the date of termination, both based on 100% of any bonus awarded to Mr. Bloom for the immediately preceding year, or the average of Mr. Bloom's bonus awards pursuant to such plans for the 2 immediately preceding years, whichever is greater; (ii) a cash payment, in lieu of the Common Stock issuable upon exercise of options that have been awarded to Mr. Bloom (whether or not exercisable or vested) under any and all Company stock option plans or agreements, in an amount equal to 100% of the aggregate positive spread between the exercise prices of all such options and the closing price of Common Stock as reported on the New York Stock Exchange on the date of termination; (iii) all restrictions against the sale, transfer or other disposition of Common Stock awarded to Mr. Bloom under any restricted stock plan or agreement that have not lapsed on the date of termination shall lapse if such restrictions would have lapsed by April 30, 2000, and all restrictions on the 62,500 shares of restricted stock issued pursuant to the Employment Agreement shall immediately lapse; (iv) reimbursement for relocation expenses and legal fees and indemnity against loss in the sale of Mr. Bloom's principal residence; (v) 8 years of deemed additional service under the SERP, as if all of the conditions under the Employment Agreement have been met; (vi) a cash payment at Mr. Bloom's normal retirement age equal to the actuarial equivalent of the retirement pension to which Mr. Bloom would have been entitled under the terms of such retirement plans or programs (without regard to vesting requirements) had Mr. Bloom accrued additional continuous service through April 30, 2000 at Mr. Bloom's salary rate on the date of termination, plus the amount awarded to Mr. Bloom under the Company's incentive bonus plans during the year most recently ended, including any additional SERP benefit credited under the Employment Agreement, reduced by the single sum actuarial equivalent of any amounts to which he is entitled under the normal retirement plans and programs of the Company; and (vii) executive outplacement services paid for by the Company.

     If Mr. Bloom's employment is terminated due to death or disability, Mr. Bloom will be entitled to, in addition to normal salary and accrued benefits and rights under all fringe benefit, deferred compensation, stock option, restricted stock, retirement or other plans offered by the Company, 8 years of "deemed service" under the SERP benefit.

     The Employment Agreement does not require Mr. Bloom to mitigate payments in the event his employment is terminated. The Employment Agreement provides that any payments Mr. Bloom is entitled to receive as a result of a termination of Mr. Bloom's employment following a change in control shall be determined exclusively by Mr. Bloom's severance agreement described below, in addition to the assignment of the life insurance policy as required by the Employment Agreement.

     Severance Agreements. Pursuant to individual agreements with the Company, Messrs. Bloom, Duffy, Gulis, Krueger and O'Donovan, and certain other key management employees, will receive compensation in the event of termination of their employment following a change in control of the Company, unless: (i) the termination of the officer is due to death or retirement in accordance with Company policy or as otherwise agreed; (ii) the termination is by the Company for cause or disability; or (iii) the termination is by resignation of the officer for other than Good Reason. Good Reason is defined in the agreements to include, among other things, the assignment of duties inconsistent with the officer's status as a senior executive officer of the Company or the duties performed by the officer immediately before a change in control, a reduction in the officer's annual base salary or relocation of the officer.

     The compensation payable in the event of such a termination after a change in control includes: (i) cash equal to 2 or 3 times the officer's annual salary, including target bonus; (ii) cash equal to 100% of the difference between the market price of Common Stock (or, if higher, the highest price paid in connection with any change in control of the Company) and the exercise prices of unexercised stock options granted to the officer (other than incentive stock options granted after the date of the officer's agreement), and 100% of the difference between the market price and exercise prices of incentive stock options granted to the officer after the date of the agreement which are then exercisable; (iii) relocation expenses, legal fees and indemnity against loss in the sale of the officer's principal residence; (iv) up to 2 or 3 years' benefits under all employee benefit programs; (v) a cash payment at the officer's retirement age equal to the actuarial value of the retirement pension and SERP to which the officer would have been entitled (without regard to vesting requirements) had he or she accrued 3 additional years of service with the Company, plus the amount awarded to the officer during the year most recently ended reduced by the single sum actuarial equivalent of any amounts to which the officer is entitled under the normal retirement plans and programs of the Company; and (vi) outplacement services paid for by the Company. In all of the severance agreements, the officer has no requirement to mitigate the payments by seeking employment, but the compensation to be paid during the fourth and later months after termination will be reduced to the extent of any compensation earned by the officer during the applicable period.

     A change in control is defined in the agreements to include the acquisition of 20% or more of the Common Stock of the Company by any person or group of persons acting together or a change in a majority of the Board of Directors of the Company unless each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors as of the date of the agreements, or whose election or nomination was so approved.

     Stock Plan Provisions. The Company has granted certain stock options and awarded shares of restricted stock that are subject to accelerated vesting upon a change in control of the Company. The options include options issued under the 1988 Stock Option Plan (the "1988 Plan"), the 1993 Plan, the 1995 Plan and the 1997 Plan and the shares of restricted stock include shares awarded under the 1984 Executive Incentive Stock Purchase Plan (the "1984 Plan"), the 1993 Plan, the 1995 Plan and the 1997 Plan.

     Under the stock option agreements entered into between the Company and participants in the 1988 Plan, the 1993 Plan, the 1995 Plan and the 1997 Plan, other than the agreements applicable to reload options, 25% of each option generally becomes exercisable on the date of grant and 25% of the shares becomes exercisable on each of the next three anniversary dates following the date of grant. The stock option agreements also provide that all options granted under the 1988 Plan become immediately exercisable in the event of a change in control of the Company. The terms of the 1993 Plan, the 1995 Plan and the 1997 Plan provide for such acceleration upon a change in control of the Company.

     The 1984 Plan, the 1993 Plan, the 1995 Plan and the 1997 Plan provide for restricted stock awards. Except for shares awarded in connection with the payment of bonuses under the Long-Term Plan, the restrictions on 25% of the shares received pursuant to an award normally lapse on the third anniversary of the date of the award, with the restrictions on an additional 25% of the shares lapsing on the fourth anniversary and the restrictions with respect to the remaining shares lapsing on the fifth anniversary. With respect to shares awarded in connection with the Long-Term Plan, the restrictions on one-third of the shares received pursuant to an award lapse on each anniversary of the date of the award. The restricted stock agreements entered into with employees under these plans provide that all restrictions on restricted stock will lapse upon certain terminations of employment within a 5-year period after a change in control.

     A change in control is defined in the agreements under the 1984 and 1988 Plans to include a change of control as set forth in the proxy rules issued under the Exchange Act, the acquisition of 25% or more of the Common Stock of the Company by any person or group of persons acting together or a change during any 2-year period in a majority of the Board of Directors of the Company unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or whose election or nomination was so approved. The definition of change in control under the 1993 Plan differs from the definition of that term in the agreements under the 1984 and 1988 Plans in that a change in control is considered to occur upon the acquisition of 20% or more (rather than 25%) of the Company's Common Stock and the definition includes the sale, lease, exchange or other transfer of substantially all of the Company's assets to, or the merger or consolidation of the Company with, a corporation that is not controlled by the Company. Under the 1995 and 1997 Plans, a change in control is defined as (i) the failure of the individuals who were directors at the time such plan was adopted and those whose election or nomination to the Board of Directors was approved by a two-thirds vote of the directors then still in office who were directors at the time such plan was adopted, or whose election or nomination was so approved, to constitute a majority of the Board of Directors; (ii) the acquisition by certain persons or groups of 20% or more of the Company's Common Stock; (iii) the approval by the stockholders of a reorganization, merger or consolidation (except with certain permitted entities); or (iv) the approval by the stockholders of a complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company (other than to certain permitted entities).

     Other Plans and Agreements. Severance agreements with various executive officers (described above) provide for cash payments in lieu of outstanding options if a change in control of the Company and a subsequent triggering event occurs. In addition, the SERP (described above) and the Outside Directors' Plan (described above) provide for certain benefits and payments if a change in control of the Company occurs.

     Benefit Trust Agreement. In May 1987, the Company established a Benefit Trust (the "Trust") to ensure that payments to employees under the employment agreements, severance agreements, the SERP and deferred compensation agreements with certain employees (collectively, the "Agreements") will not be improperly withheld after a change in control of the Company as defined in the agreement establishing the Trust. Under the Trust, upon the occurrence of a Potential Change in Control (as defined in the Trust agreement), the Company will deliver to the trustee, to be held in trust, cash, marketable securities or insurance corresponding to an amount determined by the Company to have a fair market value, together with any existing amounts in the trust, equal to the value of the benefits due to employees under the Agreements given certain assumptions set forth in the Trust. Additional terms of the Trust provide for the return of the property to the Company upon written request before a change in control or automatically if no change in control has occurred within 6 months after funding upon a Potential Change in Control. The Company has transferred to the Trust insurance policies on the lives of certain key employees.

     Indemnity Agreements. The Company has entered into indemnity agreements with Messrs. Bloom, Duffy, Gulis, Krueger and O'Donovan and with each director and officer of the Company. The indemnity agreements indemnify each director and officer against all expenses incurred in connection with any action or investigation involving the director or officer by reason of his or her position with the Company (or with another entity at the Company's request). The directors and officers will also be indemnified for costs, including judgments, fines and penalties, indemnifiable under Delaware law or under the terms of any current or future liability insurance policy maintained by the Company that covers the directors and officers. A director or officer involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in every instance on the director or officer meeting the standards of conduct set forth in the indemnity agreements. If a potential change in control occurs, the Company will fund a trust to satisfy its anticipated indemnification obligations.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") develops and recommends to the Board of Directors the compensation policies of the Company. The Committee also administers the Company's compensation plans and recommends for approval by the Board of Directors the compensation to be paid to the Chief Executive Officer and, with the advice of the Chief Executive Officer, the other executive officers of the Company. The Committee consists of 4 directors, none of whom is a current or former employee of the Company or its subsidiaries.

     The Committee continues to engage an independent compensation consulting firm to assist the Committee in formulating the Company's compensation policies, provide advice to the Committee concerning specific compensation packages and appropriate levels of executive compensation, provide advice about competitive levels of compensation and review and recommend changes in the compensation system of the Company. The firm was also retained to provide specific advice concerning the compensation arrangements for Mr. Bloom and the compensation to be paid to the Board's Lead Director.

     The basic compensation philosophy of the Committee and the Company is to provide competitive salaries as well as competitive incentives to achieve superior financial performance. The Company's executive compensation policies are designed to achieve 4 primary objectives:

     -- Attract and retain well-qualified executives who will lead the Company and achieve and inspire superior performance;

     -- Provide incentives for achievement of specific short-term individual, business unit and corporate goals;

     -- Provide incentives for achievement of longer-term financial goals; and

     -- Align the interests of management with those of the stockholders to encourage achievement of continuing increases in stockholder value.

     Executive compensation at Wolverine consists primarily of the following components: base salary and benefits; amounts paid (if any) under the Annual Bonus Plan (defined below); amounts paid (if any) under the Long-Term Plan; amounts paid, if any, under individual-specific discretionary bonus plans designed to encourage achievement of individual goals; and participation in the Company's stock option and equity-based incentive plans. Each component of compensation is designed to accomplish 1 or more of the 4 compensation objectives described above.

     The participation of specific executive officers and other key employees in the Annual Bonus Plan, the Long-Term Plan and the stock option and equity-based incentive plans of the Company is recommended by management and all recommendations (including the level of participation) are reviewed, modified (to the extent appropriate) and approved by the Committee. Senior executive officers are normally eligible to receive a greater percentage of their potential compensation in the form of awards under these incentive plans to reflect the Committee's belief that the percentage of an executive's total compensation that is "at risk" should increase as the executive's corporate responsibilities and ability to influence profits increase.

     Section 162(m) of the Code provides that publicly held companies may not deduct compensation paid to certain executive officers in excess of $1,000,000 annually, with certain exceptions for qualified "performance-based" compensation. The Company has obtained stockholder approval of the Annual Bonus Plan, the Long-Term Plan and the 1997 Plan to permit amounts payable under the Annual Bonus Plan and the Long-Term Plan and awards of stock options granted under the 1997 Plan to qualify as "performance-based" compensation for purposes of Section 162(m) of the Code. Because incentives under these plans are not included in the $1,000,000 limit for purposes of calculating the Company's deduction for compensation paid to its executive officers, the Company believes its compensation policies reflect due consideration of Section 162(m).

BASE SALARY

     To attract and retain well-qualified executives, it is the Committee's policy to establish base salaries at levels and provide benefit packages that have been confirmed to be competitive. Base salaries of senior executives are determined by the Committee by comparing each executive's position with similar positions in companies of similar type, size and financial performance. The Committee uses surveys provided by the independent compensation consulting firm in making that comparison. Although some of the companies included in the peer index used in the graph of cumulative total stockholder return are among the companies included in the surveys, the surveys are not limited to those companies since the Company competes for talent with a wide range of corporations. In general, the Committee has targeted salaries to be at the median to slightly above the median percentile of base salaries paid for comparable positions by companies included in the surveys provided by the independent compensation consulting firm. Other factors considered by the Committee are the executive's performance, the executive's current compensation and the Company's or the applicable business unit's performance (determined by reference to pre-tax levels of profit and levels of sales). Although the Committee does not give specific weight to any particular factor, the most weight is given to the executive's performance (in determining whether to adjust above or below the current salary level), and a significant but lesser weight is generally given to the comparative survey data. In general, base salaries for the Company's executive officers during 1998 were at or below the median of salaries paid by companies included in the surveys. The 1998 average base salary of senior executives increased over the previous year's level as a result of a combination of factors, including improved individual performance, improved or continued excellent performance by the applicable business unit (and Company), promotions and increased responsibilities.

ANNUAL BONUS PLAN

     To provide incentives and rewards for achievement of short-term business unit goals, the existing Executive Short-Term Incentive Plan (the "Annual Bonus Plan") was designed to provide key employees with the opportunity for bonuses based on the performance of the Company and/or the performance of its operating divisions or profit-centers. The Annual Bonus Plan was approved by the stockholders of the Company at the April 16, 1997, annual meeting of stockholders. The Annual Bonus Plan continues the annual bonus policy that the Company had used for many years. A target bonus goal (the "Target Bonus"), expressed as a percentage of the participant's base salary, is established by the Committee. The Committee then establishes "Incentive Bonus" levels, expressed as a percentage of the Target Bonus, that are paid to the participant at specified levels of performance by the Company, division or profit-center. "Incentive Bonus" as used in the Annual Bonus Plan means an annual bonus awarded and paid to a participant for services to the Company during a fiscal year that is based upon achievement of pre-established financial objectives of the Company. The Incentive Bonus levels may be expressed either as (i) a matrix of percentages of the Target Bonus that would be paid at specified levels of performance; or (ii) a mathematical formula that determines the percentage of the Target Bonus that would be paid at varying levels of performance. Performance is determined by reference to profit and sales of the Company and/or its operating divisions or profit-centers. Payment of an Incentive Bonus to a participant for a fiscal year under the Annual Bonus Plan is entirely contingent upon achievement of the performance levels established by the Committee. All determinations to be made by the Committee for a fiscal year are made by the Committee during the first 90 days of each fiscal year. The primary measures of corporate performance, pre-tax levels of profit and levels of sales, did not meet the targeted levels for 1998. During fiscal 1998, executive officers were generally targeted to receive from 20% to 60% of their annual salaries in bonus compensation. In determining these percentages, the Committee considered each executive's position, competitive incentives and the executive's aggregate incentive compensation potential under all of the Company's plans. The percentages are generally higher for more senior executives to reflect their greater influence on profits and to put a larger percentage of their total potential cash compensation "at risk." Because the 2 primary measures of corporate performance under the plan did not meet the targeted levels for 1998, senior executives did not receive bonuses under the plan for this year.

LONG-TERM PLAN

     To provide incentives and rewards for longer-term planning and decision-making and the achievement of longer-term corporate performance goals, the Long-Term Plan provides the opportunity for additional compensation based upon the achievement of Company financial performance goals, which are set well above current budgets, over a 3-year period. The Long-Term Plan was approved by the stockholders of the Company at the April 16, 1997, annual meeting of stockholders. The Long-Term Plan continues the long-term incentive bonus policy that the Company has used for many years. The primary purposes of the Long-Term Plan and prior long-term bonus plans are to provide significant incentive and to foster cooperation among all business units such that the long-term earnings performance of the Company is substantially improved. The primary concept of the Long-Term Plan is to establish financial performance goals for each 3-year time period for the Company. New performance periods begin each fiscal year and end 3 full fiscal years later. Goals are established by the Committee during the first 90 days of each 3-year performance period.

     Awards under the Long-Term Plan are based on a percentage of average annual earned salary during the 3-year period. For each participant in each 3-year period, the Committee specifies a target bonus goal established by the Committee (the "Target Bonus"), expressed as a specified dollar amount or as a percentage of the participant's average annual earned salary, and Incentive Bonus levels, expressed as a percentage of the Target Bonus, that will be paid to the participant at specified levels of performance. "Incentive Bonus" as used in the Long-Term Plan means a bonus awarded and paid to a participant for services to the Company during a 3-year period, which bonus is based upon achievement of previously established financial objectives by the Company. The Incentive Bonus levels may be expressed as either (i) a matrix of multiples of the Target Bonus that will be paid at specified levels of performance; or (ii) a mathematical formula that determines the percentage of the Target Bonus that will be paid at varying levels of performance. Performance is determined by reference to the earnings per share ("EPS") of the Company. If the minimum targeted EPS goal is not achieved, no bonus will be paid. For purposes of the Long-Term Plan, the definition of "earnings per share" means the Company's net after-tax earnings per share of Common Stock after all expenses and taxes, except for any special one-time charges. For the 1998-2000 performance period, executive officers are targeted to receive long-term bonus compensation in amounts that range from 20% to 60% of their average annual earned salaries. In determining the percentages, the Committee considered the factors discussed above in connection with the Annual Bonus Plan and each executive's capacity to affect the long-term performance of the Company. Because EPS exceeded the targeted levels for the 1996-1998 performance period under the prior long-term bonus plan, senior executives generally received bonuses at levels that were in the upper end of the range established by the Committee.

     Under the Long-Term Plan (and under the prior long-term plans), amounts payable are paid (i) in cash equal to 50% of the amount payable and (ii) in shares of restricted stock under the Company's existing stockholder approved plans that have a market value, on the date the cash payment is made, equal to 140% of the remaining 50% payable under the plan (i.e. 70% of the calculated bonus amount). The restrictions lapse with respect to one-third of the shares on each anniversary of the date of grant. Pursuant to the 1996-1998 performance period under the prior long-term plan, the Company granted 166,365 shares of restricted stock to key management employees with respect to amounts payable under the prior long-term plan for the 3-year performance period ended January 2, 1999.

DISCRETIONARY BONUS PLANS

     In addition to bonuses paid based on corporate performance pursuant to the Annual Bonus Plan, the Company generally pays annual incentive bonuses to employees based on individual performance goals. Bonuses based on individual performance are paid on a discretionary basis and the performance bonuses for the Chief Executive Officer and the Chief Operating Officer are paid only after the review and approval of the Committee. In addition, primarily in recognition of the Company's sixth consecutive record year of earnings and sales, the Committee authorized a bonus for 1998 to management employees equal to approximately 28% of the prior year's bonus under the Annual Bonus Plan.

STOCK OPTIONS AND EQUITY-BASED INCENTIVE PLANS

     Awards under the Company's stock option and equity-based incentive plans are designed to encourage long-term investment in the Company by participating executives, more closely align executive and stockholder interests and reward executives and other key employees for building stockholder value. The Committee believes stock ownership by management has been demonstrated to be beneficial to all stockholders and stock awards have been granted by the Company to executives and other key employees pursuant to various equity-based plans for several decades. The Committee administers all aspects of these plans and reviews, modifies (to the extent appropriate) and takes final action on any such awards.

     Under the Company's plans that provide for awards of restricted stock, all of which have been previously approved by the stockholders, the Committee may grant to executives and other key employees shares of restricted stock or rights to purchase stock at a price equal to the par value of the stock. These shares are subject to certain restrictions that, except for shares awarded in connection with the Long-Term Plan described above, generally lapse over a period of 5 years from the date of grant.

     Under the Company's stock option plans, all of which have been previously approved by the stockholders, the Committee may grant to executives and other key employees options to purchase shares of stock, as well as tax benefit rights. The Company has never granted tax benefit rights under its existing plans and has no present intention to do so. The Committee reviews, modifies (to the extent appropriate) and takes final action on the amount, timing, price and other terms of all options granted to employees of the Company. The Committee grants both Incentive Stock Options and Nonqualified Options within the meaning of the Code. Almost all of the options granted have been Incentive Stock Options with an exercise price equal to the market price of Common Stock on the date of the grant. Under the terms and conditions of the plans, the Committee may, however, grant options with an exercise price above or below the market price on the date of grant.

     In determining the number of shares of restricted stock and/or the number of options to be awarded to an executive, the Committee generally adheres to a formula recommended by the independent compensation consulting firm which takes into consideration the levels of responsibility and compensation practices of similar companies. The Committee also considers the recommendations of management (except for awards to the Chief Executive Officer), the individual performance of the executive and the number of shares previously awarded to and exercised by the executive. As a general practice, both the number of shares granted and their proportion relative to the total number of shares granted increase in some proportion to increases in each executive's responsibilities.

CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer's compensation is based upon the policies and objectives discussed above. The Chief Executive Officer, however, has a higher percentage of total compensation "at risk" because a larger percentage of potential compensation is based upon the Annual Bonus Plan and the Long-Term Plan described above.

     Effective April 27, 1998, the Company executed the Amended and Restated Employment Agreement with Mr. Bloom that provides for his continued service to the Company as Chief Executive Officer and Chairman through April 30, 2000. The Employment Agreement is also described on pages 21 and 22 of this Proxy Statement under the heading "Employment Agreements and Termination of Employment and Change in Control Arrangements."

     Under the Employment Agreement, Mr. Bloom will receive an annual base salary of at least $600,000 effective April 27, 1998 through April 30, 2000. Mr. Bloom will be entitled to participate in the pension plan, the SERP, the Annual Bonus Plan, the Long-Term Plan and any discretionary bonus plans and receive fringe benefits similar to those provided to senior executives of the Company through the term of the Employment Agreement and any renewal period.

     Mr. Bloom's 1998 base salary was established consistent with the Employment Agreement. In setting Mr. Bloom's base salary and total annual cash compensation, the Committee was advised by the independent compensation consulting firm and compared Mr. Bloom's cash compensation with that of chief executive officers in a survey group of companies of similar general type and size. Mr. Bloom's base salary is generally targeted by the Committee at or near the median of salaries paid to chief executive officers by companies included in the survey group. Mr. Bloom's base salary for 1998 increased 12.7% above his 1997 level, primarily due to the performance of the Company during the past several years which the Committee believed was significantly due to his leadership. Following the 1998 increase, Mr. Bloom's base salary was near the competitive median.

     Mr. Bloom's annual incentive bonus under the Annual Bonus Plan is based upon corporate performance goals (100% weighting). The target annual bonus award for Mr. Bloom under the Annual Bonus Plan is 42% of earned salary. Mr. Bloom's annual bonus is subject to achievement of minimum goals and his threshold bonus at this level would have been 21% of earned salary. Mr. Bloom's annual bonus is capped at 84% of earned salary under the Annual Bonus Plan. Corporate performance goals in 1998 were based on the Company's achievement of predetermined pre-tax levels of profit (approximately 80% weighting) and sales (20% weighting), both of which were set above the prior year's actual results. Since the Company's profit and sales performance did not meet the established targets, no bonus was paid to Mr. Bloom for 1998 under the Annual Bonus Plan.

     Mr. Bloom was paid a discretionary individual bonus for achievement of specific individual goals. The Committee reviewed Mr. Bloom's performance against his individual performance goals and determined that they had been exceeded. In addition, a discretionary bonus was paid to Mr. Bloom primarily in recognition of the Company achieving its sixth consecutive year of record earnings and sales. These bonuses are disclosed in the Summary Compensation Table on page 14 as an annual bonus.

     Mr. Bloom's Long-Term Plan bonus award is based upon financial performance goals for the Company expressed in terms of targeted EPS that are well above budget and prior year's results. The target bonus for Mr. Bloom is 50% of average annual earned salary for the 1998-2000 plan period. The bonus payout for Mr. Bloom can range from 0% -- 200% of the target bonus. The Company paid $673,550 to Mr. Bloom pursuant to the 1996-1998 Long-Term Plan since the Company did achieve its financial performance goals for the bonus period. The dollar value of this payment reflects cash paid to Mr. Bloom for 50% of the amount payable under the plan and the market value of shares of restricted stock granted in payment of the remaining amount payable under the plan. The restrictions on the restricted stock lapse with respect to one-third of the shares on each anniversary of the date of grant.

     In 1998, Mr. Bloom was awarded 72,500 shares of restricted stock (excluding shares awarded in connection with the 1996-1998 Long-Term Plan discussed above but including a one-time grant of 62,500 shares subject to future performance criteria pursuant to Mr. Bloom's Employment Agreement) and options to purchase an additional 45,000 shares of Common Stock (exclusive of any Reload Option grants). The amounts of these awards were determined by the Committee considering the factors discussed above.

     During 1998, Mr. Bloom's base salary was approximately at the median of base salaries paid by companies included in the survey group to chief executive officers. Due to the Company's 1998 results, Mr. Bloom's salary, bonus and total compensation was approximately at the median for chief executive officers paid by companies included in the previously described survey group.

     All actions and recommendations of the Committee attributable to 1998 compensation were unanimous and all recommendations were approved and adopted by the Board of Directors without modification.

     Respectfully submitted,

     Daniel T. Carroll, Chairman David P. Mehney Elizabeth A. Sanders Paul D. Schrage

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1998, the Company engaged J. Walter Thompson, an international advertising firm, to perform public relations and marketing services. The Company paid $583,994 in fees and expenses to J. Walter Thompson. Ms. Joan Parker, a director of the Company, is a Senior Partner with J. Walter Thompson. The Company anticipates continuing its relationship with J. Walter Thompson during the current year.

     In 1989, Wolverine entered into a license agreement with Grimoldi, S.A., an Argentinean corporation of which Mr. Alberto Grimoldi, a director of Wolverine, is a large shareholder, to renew a licensing relationship that had existed for approximately 10 years. The license agreement grants to Grimoldi, S.A. the right to manufacture and the exclusive rights to distribute and sell Hush Puppies(R) brand footwear products in Argentina under Wolverine's standard terms and conditions for all international licensees. In 1994, Wolverine and Grimoldi, S.A. executed a similar license agreement that grants similar rights with respect to Brazil, which was subsequently assigned to a wholly-owned subsidiary of Grimoldi, S.A. Under these licenses, Grimoldi, S.A., or its subsidiary, pays Wolverine royalties and certain sublicense fees based on sales of Hush Puppies(R) brand footwear products in Argentina and Brazil.

     In August 1994, Wolverine and Grimoldi, S.A. entered into a license agreement that grants to Grimoldi, S.A. similar rights with respect to Wolverine(R) brand footwear products in Argentina. Under this footwear license, Grimoldi, S.A. pays Wolverine royalties based on the factory cost of products purchased from Wolverine or a third party manufacturer, or Grimoldi, S.A.'s sales in the case of footwear products manufactured by Grimoldi, S.A. Also in August 1994, Wolverine entered into a distribution agreement with Grimoldi, S.A. appointing Grimoldi, S.A. to serve as Wolverine's exclusive distributor for Caterpillar(R) brand footwear products in Argentina. Under the distribution agreement, Grimoldi, S.A. pays Wolverine a service fee based on the cost of each pair of Caterpillar(R) brand footwear products purchased by Grimoldi, S.A. Under the license and distribution agreements described above, Grimoldi, S.A. was obligated to pay to Wolverine royalties, sublicense fees and service fees in 1998 totaling $1,616,896. These agreements were made under standard terms and conditions applicable to all international licensees and distributors, respectively, and all payments due under these agreements were invoiced or paid in accordance with Wolverine's customary terms and practices.

     In the ordinary course of their business, Wolverine and its subsidiaries sell footwear for resale, samples, components of footwear products (such as leather and shoe soles), advertising materials and miscellaneous items to licensees, distributors and customers. In 1998, purchases of such items by Grimoldi, S.A. totaled $273,785 (including any applicable sublicense fees for products containing licensed proprietary technology). All of these purchases were made pursuant to Wolverine's customary trade terms and were invoiced or paid in accordance with Wolverine's customary payment terms and schedules applicable to all licensees, distributors and customers.

     All of the transactions described above occurred pursuant to continuing contractual arrangements between Wolverine and Grimoldi, S.A. Wolverine expects similar transactions to occur between Grimoldi, S.A. and Wolverine and its subsidiaries during 1999.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Wolverine's directors and officers, and persons who beneficially own more than 10% of the outstanding shares of Common Stock, to file reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 1998 fiscal year, and except as described below, Wolverine believes that its officers and directors complied with all applicable filing requirements during the Company's last fiscal year. Geoffrey B. Bloom, V. Dean Estes, Stephen L. Gulis, Jr. and Robert J. Sedrowski each filed late 1 report covering 1 transaction. Steven M. Duffy filed late 1 report covering 2 transactions.

                             SELECTION OF AUDITORS

     Subject to the approval of stockholders, the Board of Directors has reappointed the firm of Ernst & Young LLP as independent auditors of the Company for the current fiscal year.

     Ernst & Young LLP, certified public accountants, has audited the financial statements of the Company and its subsidiaries for the fiscal year ended January 2, 1999. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

              YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
             RATIFICATION OF THE REAPPOINTMENT OF ERNST & YOUNG LLP

                             STOCKHOLDER PROPOSALS

     To be considered timely, all stockholder proposals intended to be presented at the annual meeting of stockholders in the year 2000 (whether or not intended for inclusion in the Company's proxy statement and form of proxy relating to that meeting) must be received by the Company not later than November 23, 1999. Stockholder proposals intended for consideration for inclusion in the Company's proxy statement and form of proxy relating to that meeting should be made in accordance with Securities and Exchange Commission Rule 14a-8. All stockholder proposals should be addressed to the attention of the Secretary of the Company, 9341 Courtland Drive, N.E., Rockford, Michigan 49351.

                            SOLICITATION OF PROXIES

     Solicitation of proxies will be made initially by mail. In addition, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone or facsimile or personally without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. The Company will bear all costs of solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy materials to beneficial owners. Wolverine has engaged Corporate Investor Communications, Inc. at an estimated cost of $8,000, plus expenses and disbursements, to assist in solicitation of proxies.

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

                                                                      APPENDIX A
                                                                      ----------

                           WOLVERINE WORLD WIDE, INC.
                          STOCK INCENTIVE PLAN OF 1999

                                   SECTION 1

                     ESTABLISHMENT OF PLAN; PURPOSE OF PLAN

     1.1 Establishment of Plan. The Company hereby establishes the STOCK INCENTIVE PLAN OF 1999 (the "Plan") for its corporate, divisional and Subsidiary officers and other key employees. The Plan permits the grant and award of Stock Options, Restricted Stock, Stock Awards and Tax Benefit Rights.

     1.2 Purpose of Plan. The purpose of the Plan is to provide officers and key management employees of the Company, its divisions and its Subsidiaries with an increased incentive to contribute to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of officers and key employees with the interests of the Company's stockholders through the opportunity for increased stock ownership and to attract and retain officers and key employees. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives. Within that context, the Plan is intended to provide performance-based compensation under Section 162(m) of the Code and shall be interpreted, administered and amended if necessary to achieve that purpose.

                                   SECTION 2

                                  DEFINITIONS

     The following words have the following meanings unless a different meaning plainly is required by the context:

     2.1 "Act" means the Securities Exchange Act of 1934, as amended.

     2.2 "Board" means the Board of Directors of the Company.

     2.3 "Change in Control," unless otherwise defined in an Incentive Award, means (a) the failure of the Continuing Directors at any time to constitute at least a majority of the members of the Board; (b) the acquisition by any Person other than an Excluded Holder of beneficial ownership (within the meaning of Rule 13d-3 issued under the Act) of 20% or more of the outstanding Common Stock or the combined voting power of the Company's outstanding securities entitled to vote generally in the election of directors; (c) the approval by the stockholders of the Company of a reorganization, merger or consolidation, unless with or into a Permitted Successor; or (d) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company other than to a Permitted Successor.

     2.4 "Code" means the Internal Revenue Code of 1986, as amended.

     2.5 "Committee" means the Compensation Committee of the Board. The Committee shall consist of at least 2 members of the Board and all of its members shall be "non-employee directors" as defined in Rule 16b-3 issued under the Act and "outside directors" as defined in the regulations issued under
Section 162(m) of the Code.

     2.6 "Common Stock" means the Common Stock, $1 par value, of the Company.

     2.7 "Company" means Wolverine World Wide, Inc., a Delaware corporation, and its successors and assigns.

     2.8 "Continuing Directors" mean the individuals constituting the Board as of the date this Plan was adopted and any subsequent directors whose election or nomination for election by the Company's

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stockholders was approved by a vote of three-quarters (3/4) of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as the term is used in Rule 14a-11 of Regulation 14A issued under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

     2.9 "Employee Benefit Plan" means any plan or program established by the Company or a Subsidiary for the compensation or benefit of employees of the Company or any of its Subsidiaries.

     2.10 "Excluded Holder" means (a) any Person who at the time this Plan was adopted was the beneficial owner of 20% or more of the outstanding Common Stock; or (b) the Company, a Subsidiary or any Employee Benefit Plan of the Company or a Subsidiary or any trust holding Common Stock or other securities pursuant to the terms of an Employee Benefit Plan.

     2.11 "Incentive Award" means the award or grant of a Stock Option, Restricted Stock, Stock Award or Tax Benefit Right to a Participant pursuant to the Plan.

     2.12 "Market Value" shall equal the mean of the highest and lowest sale prices of shares of Common Stock reported on the New York Stock Exchange (or any successor exchange that is the primary stock exchange for trading of Common Stock) on the date of grant, exercise or vesting, as applicable, or if the New York Stock Exchange (or any such successor) is closed on that date, the last preceding date on which the New York Stock Exchange (or any such successor) was open for trading and on which shares of Common Stock were traded.

     2.13 "Participant" means a corporate officer, divisional officer or any key employee of the Company, its divisions or its Subsidiaries who is granted an Incentive Award under the Plan.

     2.14 "Permitted Successor" means a company that, immediately following the consummation of a transaction specified in clauses (c) and (d) of the definition of "Change in Control" above, satisfies each of the following criteria: (a) 50% or more of the outstanding common stock of the company and the combined voting power of the outstanding securities of the company entitled to vote generally in the election of directors (in each case determined immediately following the consummation of the applicable transaction) is beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of the Company's outstanding Common Stock and outstanding securities entitled to vote generally in the election of directors (respectively) immediately prior to the applicable transaction; (b) no Person other than an Excluded Holder beneficially owns, directly or indirectly, 20% or more of the outstanding common stock of the company or the combined voting power of the outstanding securities of the company entitled to vote generally in the election of directors (for these purposes the term Excluded Holder shall include the company, any subsidiary of the company and any employee benefit plan of the company or any such subsidiary or any trust holding common stock or other securities of the company pursuant to the terms of any such employee benefit plan); and (c) at least a majority of the board of directors of the company is comprised of Continuing Directors.

     2.15 "Person" has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

     2.16 "Restricted Period" means the period of time during which Restricted Stock awarded under the Plan is subject to restrictions. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

     2.17 "Restricted Stock" means Common Stock awarded to a Participant pursuant to Section 6 of the Plan.

     2.18 "Retirement" means the voluntary termination of all employment by a Participant after the Participant has attained 60 years of age, or such other age as shall be determined by the Committee in its sole discretion or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

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     2.19 "Stock Award" means an award of Common Stock awarded to a Participant pursuant to Section 7 of the Plan.

     2.20 "Stock Option" means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonqualified stock option.

     2.21 "Subsidiary" means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by 1 or more Subsidiaries of the Company.

     2.22 "Tax Benefit Right" means any right granted to a Participant pursuant to Section 8 of the Plan.

                                   SECTION 3

                                 ADMINISTRATION

     3.1 Power and Authority. The Committee shall administer the Plan. The Committee may delegate record keeping, calculation, payment and other ministerial administrative functions to individuals designated by the Committee, who may be officers or employees of the Company or its Subsidiaries. Except as limited in this Plan or as may be necessary to ensure that this Plan provides performance-based compensation under Section 162(m) of the Code, the Committee shall have all of the express and implied powers and duties set forth in the Bylaws of the Company and this Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan and to make all other determinations considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by a majority of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.

     3.2 Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitation set forth in Section
4.2 of the Plan, extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; and (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject.

     3.3 Amendments or Modifications of Awards. The Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award;
(b) extend the term of an Incentive Award; (c) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, that Incentive Awards issued under the Plan may not be repriced, replaced, regranted through cancellation or modified without stockholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price of then outstanding Incentive Awards to the same Participants.

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     3.4 Indemnification of Committee Members. Neither any member or former member of the Committee nor any individual to whom authority is or has been delegated shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

                                   SECTION 4

                           SHARES SUBJECT TO THE PLAN

     4.1 Number of Shares. Subject to adjustment as provided in Section 4.3 of the Plan, the total number of shares of Common Stock available for Incentive Awards under the Plan shall be 2,000,000 shares of Common Stock; plus shares subject to Incentive Awards that are canceled, surrendered, modified, exchanged for substitute Incentive Awards or expire or terminate prior to the exercise or vesting of the Incentive Award in full and shares that are surrendered to the Company in connection with the exercise or vesting of an Incentive Award, whether previously owned or otherwise subject to such Incentive Award. Such shares shall be authorized and may be either unissued or treasury shares or shares repurchased by the Company, including shares purchased on the open market.

     4.2 Limitation Upon Incentive Awards. No Participant shall be granted, during any calendar year, Incentive Awards with respect to more than 25% of the total number of shares of Common Stock available for Incentive Awards under the Plan set forth in Section 4.1 of the Plan, subject to adjustment as provided in
Section 4.3 of the Plan. The purpose of this Section 4.2 is to ensure that the Plan provides performance-based compensation under Section 162(m) of the Code and this Section 4.2 shall be interpreted, administered and amended if necessary to achieve that purpose.

     4.3 Adjustments.

          (a) Stock Dividends and Distributions. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, the number and kind of securities subject to Incentive Awards and reserved for issuance under the Plan, together with applicable exercise prices, as well as the number of shares available for issuance under the Plan, shall be adjusted appropriately. No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from such adjustments shall be eliminated from the respective Incentive Awards.

          (b) Other Actions Affecting Common Stock. If there occurs, other than as described in the preceding subsection, any merger, business combination, recapitalization, reclassification, subdivision or combination approved by the Board that would result in the Persons who were stockholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the outstanding Incentive Awards and reserves for Incentive Awards under this Plan shall be adjusted in such manner and at such time as shall be equitable under the circumstances. It is intended that in the event of any such transaction, Incentive Awards under this Plan shall entitle the holder of each Incentive Award to receive (upon exercise in the case of Stock Options), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Incentive Awards under this Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment. If the agreement, resolution or other document approved by the Board to effect any such transaction provides

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     for the adjustment of Incentive Awards under the Plan in connection with such transaction, then the adjustment provisions contained in such agreement, resolution or other document shall be final and conclusive.

                                   SECTION 5

                                 STOCK OPTIONS

     5.1 Grant. A Participant may be granted one or more Stock Options under the Plan. The Committee, in its discretion, may provide in the initial grant of a Stock Option or other Incentive Award for the subsequent automatic grant of additional Stock Options for the number of shares, if any, that are subject to the initial Stock Option or other Incentive Award and surrendered to the Company in connection with the exercise or vesting of the initial or any subsequently granted Stock Option or other Incentive Award. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. Subject to the limitation imposed by Section 4.2 of the Plan, the Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. The Committee may designate whether or not a Stock Option is to be considered an incentive stock option as defined in Section 422(b) of the Code; provided, that the number of shares of Common Stock that may be designated as subject to incentive stock options for any given Participant shall be limited to that number of shares that become exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Subsidiaries) and have an aggregate Market Value less than or equal to $100,000 (or such other amount as may be set forth in the Code) and all shares subject to an Incentive Award that have a Market Value in excess of such aggregate amount shall automatically be subject to Stock Options that are not incentive stock options.

     5.2 Stock Option Agreements. Stock Options shall be evidenced by stock option agreements and/or certificates of award containing the terms and conditions applicable to such Stock Options. To the extent not covered by the stock option agreement, the terms and conditions of this Section 5 shall govern.

     5.3 Stock Option Price. The per share Stock Option price shall be determined by the Committee, but shall be a price that is equal to or higher than the par value of the Company's Common Stock; provided, that the per share Stock Option price for any shares designated as incentive stock options shall be equal to or greater than 100% of the Market Value on the date of grant.

     5.4 Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents or provides in the applicable stock option agreement or grant, in shares of Common Stock (including Common Stock to be received upon a simultaneous exercise of that or any other Incentive Award) or other consideration substantially equivalent to cash. The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option. The Committee may from time to time authorize payment of all or a portion of the Stock Option price in the form of a promissory note or other deferred payment installments according to such terms as the Committee may approve. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided.

     5.5 Stock Options Granted to 10% Stockholders. No Stock Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be designated as an incentive stock option, unless such Stock Option provides an exercise price equal to at least 110% of the Market Value of the Common Stock and the exercise of the Stock Option after the expiration of 5 years from the date of grant of the Stock Option is prohibited by its terms.

     5.6 Limits on Exercisability. Except as set forth in Section 5.5, Stock Options shall be exercisable for such periods, not to exceed 10 years from the date of grant, as may be fixed by the Committee. At the time of the exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent
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

to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant's service with the Company and its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

     5.7 Restrictions on Transferability.

          (a) General. Unless the Committee otherwise consents or permits (before or after the option grant) or unless the stock option agreement or grant provides otherwise, Stock Options granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution, and, as a condition to any transfer permitted by the Committee or the terms of the stock option agreement or grant, the transferee must execute a written agreement permitting the Company to withhold from the shares subject to the Stock Option a number of shares having a Market Value at least equal to the amount of any federal, state or local withholding or other taxes associated with or resulting from the exercise of a Stock Option. All provisions of a Stock Option that are determined with reference to the Participant, including without limitation those that refer to the Participant's employment with the Company or its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of a Stock Option.

          (b) Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the Committee deems advisable, including, without limitation, restrictions under applicable federal or state securities laws.

     5.8 Termination of Employment or Officer Status. Unless the Committee otherwise consents or permits (before or after the option grant) or unless the stock option agreement or grant provides otherwise:

          (a) General. If a Participant ceases to be employed by or an officer of the Company or one of its Subsidiaries for any reason other than the Participant's death, disability, Retirement or termination for cause, the Participant may exercise his or her Stock Options in accordance with their terms for a period of 3 months after such termination of employment or officer status, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination. For purposes of the Plan, the following shall not be considered a termination of employment or officer status: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee's right to re-employment is guaranteed by statute, contract or written policy of the Company; or (iv) a termination of employment with continued service as an officer. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee's right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

          (b) Death. If a Participant dies either while an employee or officer of the Company or one of its Subsidiaries or after the termination of employment other than for cause but during the time when the Participant could have exercised a Stock Option, the Stock Options issued to such Participant shall be exercisable in accordance with their terms by the personal representative of such Participant or other successor to the interest of the Participant for 1 year after the Participant's death, but only to the extent that the Participant was entitled to exercise the Stock Options on the date of death or termination of employment, whichever first occurred, and not beyond the original terms of the Stock Options.

          (c) Disability. If a Participant ceases to be an employee or officer of the Company or one of its Subsidiaries due to the Participant's disability, the Participant may exercise his or her Stock Options in accordance with their terms for 1 year following such termination of employment, but only to the extent that the Participant was entitled to exercise the Stock Options on the date of such event and not beyond the original terms of the Stock Options.

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

          (d) Participant Retirement. If a Participant Retires as an employee or officer of the Company or one of its Subsidiaries, Stock Options granted under the Plan may be exercised in accordance with their terms during the remaining terms of the Stock Options.

          (e) Termination for Cause. If a Participant is terminated for cause, the Participant shall have no further right to exercise any Stock Options previously granted. The Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

                                   SECTION 6

                                RESTRICTED STOCK

     6.1 Grant. A Participant may be granted Restricted Stock under the Plan. Restricted Stock shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, consistent with the provisions of the Plan, to the vesting of Restricted Stock as it considers appropriate. The Committee may also require that certificates representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Common Stock so retained have been satisfied or lapsed.

     6.2 Restricted Stock Agreements. Awards of Restricted Stock shall be evidenced by restricted stock agreements or certificates of award containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine. Unless a restricted stock agreement or certificate provides otherwise, Restricted Stock awards shall be subject to the terms and conditions set forth in this Section 6.

     6.3 Termination of Employment or Officer Status. Unless the Committee otherwise consents or permits (before or after the grant of Restricted Stock) or unless the restricted stock agreement or grant provides otherwise:

          (a) General. In the event of termination of employment or officer status during the Restricted Period for any reason other than death, disability, Retirement or termination for cause, any shares of Restricted Stock still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the following shall not be considered a termination of employment or officer status: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days duly authorized in writing by the Company, provided that the employee's right to re-employment is guaranteed by statute, contract or written policy of the Company; and (iv) a termination of employment with continued service as an officer. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee's right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

          (b) Death, Retirement or Disability. In the event a Participant terminates his or her employment with the Company because of death, disability or Retirement during the Restricted Period, the restrictions applicable to the shares of Restricted Stock shall terminate automatically with respect to that number of shares (rounded to the nearest whole number) equal to the total number of shares of Restricted Stock granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the Restricted Period. All remaining shares shall be forfeited and returned to the Company; provided, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock either before or after the death, disability or Retirement of the Participant.

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

          (c) Termination for Cause. If a Participant's employment is terminated for cause, the Participant shall have no further right to exercise or receive any Restricted Stock and all Restricted Stock still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. The Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

     6.4 Restrictions on Transferability.

          (a) General. Unless the Committee otherwise consents or permits or unless the terms of the restricted stock agreement or grant provide otherwise: (i) shares of Restricted Stock shall not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated during the Restricted Period except by will or the laws of descent and distribution; and (ii) all rights with respect to Restricted Stock granted to a Participant under the Plan shall be exercisable during the Participant's lifetime only by such Participant, his or her guardian or legal representative.

          (b) Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to an award of Restricted Stock under the Plan as the Committee considers advisable, including, without limitation, restrictions under applicable federal or state securities laws.

     6.5 Legending of Restricted Stock. Any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

     The shares represented by this certificate were issued subject to certain restrictions under the Wolverine World Wide, Inc. Stock Incentive Plan of 1999 (the "Plan"). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

     6.6 Rights as a Stockholder. A Participant shall have all voting, dividend, liquidation and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to Sections 6.1, 6.3 and 6.4 of the Plan. Unless the Committee otherwise determines or unless the terms of the restricted stock agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock shall be subject to the same restrictions as the shares to which such dividends or distributions relate.

                                   SECTION 7

                                  STOCK AWARDS

     7.1 Grant. A Participant may be granted one or more Stock Awards under the Plan. Stock Awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion.

     7.2 Rights as a Stockholder. A Participant shall have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Stock Award under this Section 7 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it considers appropriate.

                                   SECTION 8

                               TAX BENEFIT RIGHTS

     8.1 Grant. A Participant may be granted Tax Benefit Rights under the Plan to encourage a Participant to exercise Stock Options and provide certain tax benefits to the Company. A Tax Benefit Right entitles a

Participant to receive from the Company or a Subsidiary a cash payment not to exceed the amount calculated by multiplying the ordinary income, if any, realized by the Participant for federal tax purposes as a result of the exercise of a nonqualified stock option, or the disqualifying disposition of shares acquired under an incentive stock option, by the maximum federal income tax rate (including any surtax or similar charge or assessment) for corporations, plus the applicable state and local tax imposed on the exercise of the Stock Option or the disqualifying disposition.

     8.2 Restrictions. A Tax Benefit Right may be granted only with respect to a Stock Option issued and outstanding or to be issued under the Plan or any other plan of the Company or its Subsidiaries that has been approved by the stockholders as of the date of the Plan and may be granted concurrently with or after the grant of the Stock Option. Such rights with respect to outstanding Stock Options shall be issued only with the consent of the Participant if the effect would be to disqualify an incentive stock option, change the date of grant or the exercise price or otherwise impair the Participant's existing Stock Options.

     8.3 Terms and Conditions. The Committee shall determine the terms and conditions of any Tax Benefit Rights granted and the Participants to whom such rights will be granted with respect to Stock Options under the Plan or any other plan of the Company. The Committee may amend, cancel, limit the term of or limit the amount payable under a Tax Benefit Right at any time prior to the exercise of the related Stock Option, unless otherwise provided under the terms of the Tax Benefit Right. The net amount of a Tax Benefit Right, subject to withholding, may be used to pay a portion of the Stock Option price, unless otherwise provided by the Committee.

                                   SECTION 9

                               CHANGE IN CONTROL

     9.1 Acceleration of Vesting. If a Change in Control of the Company shall occur, then, unless the Committee or the Board otherwise determines with respect to 1 or more Incentive Awards, without action by the Committee or the Board: (a) all outstanding Stock Options shall become immediately exercisable in full and shall remain exercisable during the remaining term thereof, regardless of whether the Participants to whom such Stock Options have been granted remain in the employ or service of the Company or any Subsidiary; and (b) all other outstanding Incentive Awards shall become immediately fully vested and exercisable and nonforfeitable.

     9.2 Cash Payment for Stock Options. If a Change in Control of the Company shall occur, then the Committee, in its sole discretion, and without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Stock Options shall receive, with respect to some or all of the shares of Common Stock subject to such Stock Options, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the greater of the excess of (a) the highest sales price of the shares on the New York Stock Exchange on the date immediately prior to the effective date of such Change in Control of the Company or (b) the highest price per share actually paid in connection with any Change in Control of the Company over the exercise price per share of such Stock Options.

                                   SECTION 10

                               GENERAL PROVISIONS

     10.1 No Rights to Awards. No Participant or other person shall have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant.

     10.2 Withholding. The Company or a Subsidiary shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or vesting of an Incentive Award or by delivery to the Company of previously owned Common Stock.

     10.3 Compliance With Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issue or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

     10.4 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of stock options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

     10.5 No Right to Employment. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with a Participant.

     10.6 Suspension of Rights under Incentive Awards. The Company, by written notice to a Participant, may suspend a Participant's and any transferee's rights under any Incentive Award for a period not to exceed 30 days while the termination for cause of that Participant's employment with the Company and its Subsidiaries is under consideration.

     10.7 Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

     10.8 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

                                   SECTION 11

                           TERMINATION AND AMENDMENT

     The Board may terminate the Plan at any time or may from time to time amend the Plan as it considers proper and in the best interests of the Company, provided that no such amendment may impair any outstanding Incentive Award without the consent of the Participant, except according to the terms of the Plan or the Incentive Award. No termination, amendment or modification of the Plan shall become effective with respect to any Incentive Award previously granted under the Plan without the prior written consent of the Participant holding such Incentive Award unless such amendment or modification operates solely to the benefit of the Participant.

                                   SECTION 12

                    EFFECTIVE DATE AND DURATION OF THE PLAN

     This Plan shall take effect April 23, 1999, subject to approval by the stockholders at the 1999 Annual Meeting of Stockholders or any adjournment thereof or at a Special Meeting of Stockholders. Unless earlier terminated by the Board of Directors, no Incentive Award shall be granted under the Plan after April 22, 2009.

                                [WOLVERINE LOGO]
                           WOLVERINE WORLD WIDE, INC.
                           9341 COURTLAND DRIVE, N.E.
                            ROCKFORD, MICHIGAN 49351

PROXY                                                                    PROXY

                           WOLVERINE WORLD WIDE, INC.
                           9341 COURTLAND DRIVE, N.E.
                           ROCKFORD, MICHIGAN  49351

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder hereby appoints Geoffrey B. Bloom, David P. Mehney and Joseph A. Parini, and each of them, each with full power of substitution, proxies to represent the stockholder listed on the reverse side of this Proxy and to vote all shares of Common Stock of Wolverine World
Wide, Inc. that the stockholder would be entitled to vote on all matters which come before the Annual Meeting of Stockholders to be held at the Company's corporate headquarters located at 9341 Courtland Drive, N.E., Rockford, Michigan, on Friday, April 23, 1999, at 10 a.m. local time, and any adjournment of that meeting.

     IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES NAMED ON THIS PROXY AS DIRECTORS AND FOR APPROVAL OF EACH PROPOSAL IDENTIFIED ON THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

                 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side)

                           WOLVERINE WORLD WIDE, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  / /

 [                                                                            ]




1. Election of Directors:                                For  Withhold  For All
   Nominees:  Daniel T. Carroll, Donald V. Fites,        All    All      Except
   Phillip D. Matthews, Paul D. Schrage                  / /    / /      / /
   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR
   ANY INDIVIDUAL NOMINEES, WRITE SUCH NAME OR NAMES
   IN THE SPACE PROVIDED BELOW.)

   -------------------------------------------------


2. Proposal to approve the Stock Incentive Plan          For   Against  Abstain
   of 1999.                                              / /     / /      / /


3. Proposal to ratify the appointment of Ernst &         For   Against  Abstain
   Young LLP as independent auditors for the             / /     / /      / /
   current fiscal year.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES AND FOR PROPOSALS 2 AND 3.


                                                    Dated:             , 1999

                                   ------------------------------------------

                                   ------------------------------------------
                                   Signature of Stockholder(s)
                                   IMPORTANT - Please sign exactly as your
                                   name(s) appears on this Proxy.  When
                                   signing on behalf of a corporation,
                                   partnership, estate or trust, indicate
                                   title or capacity of person signing. If
                                   shares are held jointly, each holder should sign.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT.

                    PLEASE MARK, SIGN, DATE AND RETURN THIS
                  PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.